Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

among

CASCADE CORPORATION

as Borrower

and

BANK OF AMERICA, N.A.

as Swing Line Lender, L/C Issuer

and a Lender

and

UNION BANK, N.A.

as a Lender

and

BANK OF AMERICA, N.A.

as Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Sole Lead Arranger and Sole Book Manager

and

UNION BANK, N.A.

as Senior Managing Agent

August 29, 2011

Page i – AMENDED AND RESTATED LOAN AGREEMENT

(a) Commitment Fee	39
(b) Other Fees	39
Section 2.11 Computation of Interest and Fees	40
Section 2.12 Evidence of Debt.	40
Section 2.13 Payments Generally; Agent’s Clawback.	40
(a) General	40
(b) Funding; Payments; Presumption by Agent	41
(c) Failure to Satisfy Conditions Precedent	42
(d) Obligations of Lenders Several	42
(e) Funding Source	42
Section 2.14 Sharing of Payments by Lenders	42
Section 2.15 Increase in Commitments.	43
(a) Request for Increase	43
(b) Lender Elections to Increase	43
(c) Notification by Agent; Additional Lenders	43
(d) Effective Date and Allocations	43
(e) Conditions to Effectiveness of Increase	43
(f) Conflicting Provisions	44
Section 2.16 Cash Collateral.	44
(a) Certain Credit Support Events	44
(b) Grant of Security Interest	44
(c) Application	44
(d) Release	45
Section 2.17 Defaulting Lenders.	45
(a) Adjustments	45
(b) Defaulting Lender Cure	46

ARTICLE 3. TAXES, YIELD PROTECTION AND ILLEGALITY	47

Section 3.1 Taxes.	47
(a) Payments Free of Taxes	47
(b) Payment of Other Taxes by Borrower	47
(c) Indemnification by Borrower	47
(d) Evidence of Payments	47
(e) Status of Lenders	48
(f) Treatment of Certain Refunds	48
Section 3.2 Illegality	49
Section 3.3 Inability to Determine Rates	49
Section 3.4 Increased Costs; Reserves on Eurodollar Rate Loans.	49
(a) Increased Costs Generally	49
(b) Capital Requirements	50
(c) Certificates for Reimbursement	50
(d) Delay in Requests	50
(e) Reserves on Eurodollar Rate Loans	51
Section 3.5 Compensation for Losses	51
Section 3.6 Mitigation Obligations; Replacement of Lenders.	52
(a) Designation of a Different Lending Office	52

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(b) Replacement of Lenders	52
Section 3.7 Survival	52

ARTICLE 4. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	52

Section 4.1 Conditions of Initial Credit Extension	52
(a) Loan Documents	52
(b) Borrower Authority	52
(c) Guarantor Authority	52
(d) Evidence of Insurance	53
(e) Certificate	53
(f) Opinions of Counsel	53
(g) No Material Adverse Change	53
(h) Absence of Litigation	53
(i) Payment of Fees and Expenses	53
(j) Consents	53
(k) Closing Date	54
Section 4.2 Conditions to all Credit Extensions	54
(a) Prior Conditions	54
(b) Request for Credit Extension	54
(c) No Defaults, Etc	54
(d) Guaranty Agreements	54
(e) Other Information	54

ARTICLE 5. REPRESENTATIONS AND WARRANTIES	55

Section 5.1 Borrower Existence and Power	55
Section 5.2 Borrower Authorization	55
Section 5.3 Guarantor Existence and Power	55
Section 5.4 Guarantor Authorization	55
Section 5.5 Government Approvals, Etc	56
Section 5.6 Binding Obligations, Etc	56
Section 5.7 Litigation	56
Section 5.8 Financial Statements.	56
Section 5.9 Solvency	57
Section 5.10 Title and Liens	57
Section 5.11 Intellectual Property	57
Section 5.12 Environmental Laws, Etc	57
Section 5.13 Taxes	58
Section 5.14 Other Agreements	58
Section 5.15 Labor and Employee Relations Matters	58
Section 5.16 Federal Reserve Regulations	58
Section 5.17 ERISA.	58
Section 5.18 Subsidiaries	59
Section 5.19 Not Investment Company, Etc	59
Section 5.20 Representations as a Whole	59

ARTICLE 6. AFFIRMATIVE COVENANTS	60

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(e) Material Adverse Change	67
(f) Cross-default	67
(g) Voluntary Bankruptcy, Etc	68
(h) Involuntary Bankruptcy, Etc	68
(i) Insolvency, Etc	68
(j) Judgment	68
(k) Involuntary Liens	68
(l) ERISA	69
(m) Change in Control	69
(n) Condemnation	69
(o) Governmental Approvals	69
(p) Other Government Action	69
(q) Guarantor Default; Invalidity of Guaranty Agreements	69
(r) Failure of Security	70
(s) Invalidity of Loan Documents	70
Section 8.2 Consequences of Default.	70
(a) General Remedies	70
(b) Cash Collateral	70

ARTICLE 9. THE AGENT	71

Section 9.1 Appointment and Authority	71
Section 9.2 Rights as a Lender	71
Section 9.3 Exculpatory Provisions	71
Section 9.4 Reliance by Agent	72
Section 9.5 Delegation of Duties	72
Section 9.6 Resignation of Agent	73
Section 9.7 Non-Reliance on Agent and Other Lenders	73
Section 9.8 No Other Duties, Etc	73
Section 9.9 Agent May File Proofs of Claim	74
Section 9.10 Collateral and Guaranty Matters	74

ARTICLE 10. MISCELLANEOUS	76

Section 10.1 Amendments; Consents	76
Section 10.2 No Waiver; Remedies Cumulative	77
Section 10.3 Governing Law; Jurisdiction; Etc.	77
(a) Governing Law	77
(b) Submission to Jurisdiction	77
(c) Waiver of Venue	78
(d) Service of Process	78
Section 10.4 Mandatory Arbitration.	78
Section 10.5 Waiver of Jury Trial	80
Section 10.6 Notices; Effectiveness; Electronic Communication.	80
(a) Notices Generally	80
(b) Electronic Communications	80
(c) Change of Address, Etc	81
(d) Reliance by Agent, L/C Issuer and Lenders	81

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Section 10.7 Replacement of Lenders	81
Section 10.8 Successors and Assigns.	82
(a) Successors and Assigns Generally	82
(b) Assignments by Lenders	82
(c) Register	84
(d) Participations	85
(e) Limitations upon Participant Rights	85
(f) Certain Pledges	85
(g) Electronic Execution of Assignments	85
(h) Resignation as L/C Issuer or Swing Line Lender after Assignment	86
Section 10.9 Treatment of Certain Information; Confidentiality	86
Section 10.10 Payments Set Aside	87
Section 10.11 No Advisory or Fiduciary Responsibility	88
Section 10.12 Indemnification; Reimbursement.	88
(a) Indemnification by Borrower	88
(b) Reimbursement by Lenders	89
(c) Payment; Survival	89
Section 10.13 Waiver of Consequential Damages, Etc	89
Section 10.14 Set-Off	90
Section 10.15 Interest Rate Limitation	90
Section 10.16 Severability	90
Section 10.17 Survival	91
Section 10.18 Counterparts; Effectiveness	91
Section 10.19 Conditions Not Fulfilled	91
Section 10.20 Entire Agreement	91
Section 10.21 Construction	91
Section 10.22 Amendment and Restatement	91
Section 10.23 USA PATRIOT Act Notice	91
Section 10.24 Oral Agreements Not Enforceable.	92

Schedules

Schedule 1 – Commitments
Schedule 2 – Addresses
Schedule 3 – Litigation
Schedule 4 – Liens
Schedule 5 – Intellectual Property Claims
Schedule 6 – Environmental Matters
Schedule 7 – Taxes
Schedule 8 – Subsidiaries
Schedule 9 – ERISA

Page vi – AMENDED AND RESTATED LOAN AGREEMENT

Exhibits

Exhibit A – Note
Exhibit B – Loan Notice
Exhibit C – Compliance Certificate
Exhibit D – Assignment and Assumption
Exhibit E – Guaranty Agreement
Exhibit F – Subsidiary Security Agreement

Page vii – AMENDED AND RESTATED LOAN AGREEMENT

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”) is made as of the 29th day of August, 2011, by and among CASCADE CORPORATION, an Oregon corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association (“Bank of America”), UNION BANK, N.A., a national banking association (“Union Bank” and together with Bank of America, each a “Lender”, and together, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (in such capacity, the “Agent”), swing line lender (in such capacity, the “Swing Line Lender”) and issuer of letters of credit (in such capacity, the “L/C Issuer”).

RECITALS

A. The Borrower, Lenders, the Agent, Swing Line Lender and L/C Issuer are parties to that certain Loan Agreement dated as of February 28, 2003 (as amended, restated, supplemented or otherwise modified, the “Existing Loan Agreement”) pursuant to which the Lenders have made, or committed to make, revolving loans to, and L/C Issuer has issued, or committed to issue, letters of credit for the account of, the Borrower (the “Credit Facility”) in the maximum aggregate principal amount of One Hundred Fifteen Million Dollars ($115,000,000) through December 7, 2011.

B. The Borrower has requested Lenders and the Agent decrease the maximum amount of the Credit Facility to One Hundred Million Dollars ($100,000,000), extend the commitment period through August 29, 2016 and make certain other modifications to, and amend and restate the Existing Loan Agreement in its entirety, which Lenders, the Agent, Swing Line Lender and L/C Issuer have agreed to do on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Loan Agreement in its entirety as follows:

ARTICLE 1.

DEFINITIONS; INTERPRETATATION

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent” means Bank of America, N.A. and any successor thereto or successor agent selected pursuant to Section 9.6.

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“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 2 attached hereto, or such other address or account as the Agent may from time to time notify to the Borrower and Lenders.

“Agreement” means this Loan Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means each of Euro, Sterling, Yen and Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.5.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by L/C Issuer in accordance with L/C Issuer’s usual and customary business practices at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Letter of Credit Sublimit and $10,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Commitments of the Lenders.

“Applicable Percentage” means, as to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Commitments of all Lenders represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2(a) or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 attached hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 6.10(c):

Applicable Interest Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee (Basis Points)	Standby L/C Fee and Eurodollar Rate + (Basis Points)	Base Rate + (Basis Points)
1	>2.00:1.00 but ≤3.00:1.00	30.0	200.0	0.0
2	>1.00:1.00 but ≤2.00:1.00	25.0	150.0	0.0
3	≤1.00:1.00	20.0	100.0	0.0

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Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.10(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Majority Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as the Compliance Certificate has been delivered and the actual Pricing Level has been determined. The Applicable Interest Rate in effect from the date of this Agreement through receipt of the financial statements for the period ending July 31, 2011, and the accompanying Compliance Certificate, shall be determined based upon Pricing Level 3.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.8(b), and accepted by the Agent, in substantially the form of Exhibit D attached hereto or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.6, and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 8.2(a).

“Bank of America” means Bank of America, N.A., a national banking association, and any Successor.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Fixed Rate.”

Page 3 – AMENDED AND RESTATED LOAN AGREEMENT

“Borrower” means Cascade Corporation, an Oregon corporation, and any Successor.

“Borrower Account” means checking account number 2801701865 maintained by the Borrower with Bank of America (or such other ordinary checking account maintained by the Borrower with Bank of America, from time to time designated by the Borrower in a written notice to the Agent and Bank of America.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Revolving Loans, having the same Interest Period made by each of Lenders pursuant to Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Leases” means for any Person, all obligations of such Person under leases which shall have been, or in accordance with GAAP, should be recorded as capital leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, L/C Issuer or Swing Line Lender (as applicable) and Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rate of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000); (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof and demand deposits with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of One Hundred Thousand Dollars ($100,000) or the maximum amount of insurance applicable to the aggregate amount of the Borrower’s deposits at such institution; (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protector Corporation investing only in obligations described in clauses (i) through (iv) above; and (vi) other marketable securities purchased from a licensed broker/dealer.

Page 4 – AMENDED AND RESTATED LOAN AGREEMENT

“Change in Control” means (a) any change in the composition of the Borrower’s board of directors over a period of twenty-four (24) consecutive months or less such that a majority of the board of directors ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (i) have been members of the board continuously since the beginning of such period, or (ii) have been elected or nominated for election by board members described in (i) who were still in office at the time such election or nomination was approved by the board; or (b) the sale, transfer or other disposition of all or substantially all of the Borrower’s assets in a liquidation or dissolution of the Borrower; or (c) any merger or consolidation which the board of directors of the Borrower does not at any time recommend that the Borrower’s shareholders accept or approve in which equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower (“Voting Securities”) exceeding more than forty percent (40%) of the total amount outstanding of such Voting Securities are transferred to persons different from the persons holding those Voting Securities immediately prior to such transaction; or (d) the acquisition by a person or a group of related persons, other than the Borrower or a person controlling, controlled or under common control with the Borrower, of beneficial ownership (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934) of Voting Securities comprising more than thirty-five percent (35%) of the total of the Borrower’s outstanding Voting Securities pursuant to a transaction or series of related transactions which the board of directors of the Borrower does not at any time recommend that the Borrower’s shareholders accept or approve.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claim” has the meaning given in Section 10.4.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets and rights and interests in or to property of the Borrower and each of the Guarantors, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

Page 5 – AMENDED AND RESTATED LOAN AGREEMENT

“Collateral Documents” means the Security Agreement, Subsidiary Security Agreements, and all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to the Agent securing all or part of the Obligations each in form and substance satisfactory to the Agent.

“Commitment” means (a) as to each Lender, its obligation to (i) make Revolving Loans to the Borrower pursuant to Section 2.1, (ii) purchase participations in L/C Obligations, and (iii) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 1 attached hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and (b) as to L/C Issuer, its agreement to make L/C Credit Extensions pursuant to Section 2.3.

“Compliance Certificate” has the meaning given to it in Section 6.10(c) and Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income for such period: (a) Consolidated Interest Charges (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries and (c) the amount of depreciation and amortization and other non-cash expense, including goodwill impairment, derivative mark-to-market transactions, swap-related expenses, expenses related to stock-based compensation, including but not limited to stock options and stock appreciation rights, and other similar non-cash items. In addition, “Consolidated Adjusted EBITDA” shall include the non-consolidated results for any Permitted Acquisition made during the subject period, as adjusted for items (a), (b) and (c) above.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA, less taxes paid in cash by the Borrower and its Subsidiaries, less maintenance capital expenditures of $8,000,000, less dividends paid in cash, all for the period comprising the four prior fiscal quarters ending on such date, to (b) Consolidated Interest Charges paid in cash, plus consolidated principal payments required of the Borrower and its Subsidiaries during the subject period.

“Consolidated Funded Indebtedness” means, means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

Page 6 – AMENDED AND RESTATED LOAN AGREEMENT

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.10(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and losses) for that period.

“Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date, excluding cumulative adjustments for foreign currency translation.

“Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement dated as of the date hereof among the Borrower, the Guarantors and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Credit Extension” means each of the following: (i) a Borrowing and (ii) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which but for the passage of time, the giving of notice, or both would be an Event of Default.

Page 7 – AMENDED AND RESTATED LOAN AGREEMENT

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by L/C Issuer in accordance with L/C Issuer’s usual and customary business practices at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.8(b)(iii) and Section 10.8(b)(v) (subject to such consents, if any, as may be required under Section 10.8(b)(iii)).

“Environmental Laws” means all federal, state and local statutes, regulations, ordinances, and requirements, now or hereafter in effect, pertaining to environmental protection, contamination or cleanup, including without limitation (i) the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), (ii) the Federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), (iii) the Federal Hazardous Materials Transportation Control Act (49 U.S.C. § 1801, et seq.), (iv) the Federal Clean Air Act (42 U.S.C. § 7401, et seq.), (v) the Federal Water Pollution Control Act, Federal Clean Water Act (33 U.S.C. § 1251, et seq.), (vi) the Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act (7 U.S.C. § 136, et seq.), (vii) the Federal Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and (viii) the Federal Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), all as now or hereafter amended.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Fixed Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Fixed Rate Loan” means a Loan that bears interest based on the Eurodollar Fixed Rate.

“Eurodollar Floating Rate” means, on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Eurodollar Floating Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Floating Rate Loan” means a Loan that bears interest based on the Eurodollar Floating Rate.

“Eurodollar Rate” means the Eurodollar Fixed Rate or the Eurodollar Floating Rate, as the context requires.

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning given in Section 8.1.

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“Excluded Taxes” means, with respect to the Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its gross income or overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.7), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement dated August 15, 2011 between the Borrower and the Agent.

“Financial Transaction Contract” means any agreement (including all schedules thereto, confirmations of transactions thereunder, and documents, definitions, and agreements incorporated therein by reference or relating thereto) between the Borrower and/or any of its Subsidiaries and Bank of America and/or any Affiliate of Bank of America, whether or not in writing, pursuant to which Bank of America and/or any Affiliate of Bank of America has agreed to (i) permit daylight overdrafts to occur on accounts maintained by the Borrower and/or any Subsidiary of the Borrower with Bank of America and/or any Affiliate of Bank of America, (ii) provide remote disbursement services for the Borrower or any Subsidiary of the Borrower, (iii) process automated clearing house (ACH) transactions for the account of the Borrower or any Subsidiary of the Borrower or (iv) extend credit to the Borrower or any Subsidiary of the Borrower, in the form of credit card accounts and merchant card accounts, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

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“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning given in Section 1.3(a).

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantors” means PSM, LLC, a Washington limited liability company, Cascade IFSC Ltd., a company formed under the laws of Ireland, Cascade (U.K.) Limited, a company formed under the laws of the United Kingdom, Cascade (Canada) Ltd., a company formed under the laws of Canada, Cascade (Australia) Pty. Ltd., a company formed under the laws of Australia, Cascade Italia S.r.l., a company formed under the laws of Italy, Cascade GmbH, a company formed under the laws of Germany, Cascade (France) S.A.R.L., a company formed under the laws of France, Cascade Hebei Fork Co., Ltd., a company formed under the laws of the People’s Republic of China, including as successor by merger to Jiahai (Hebei) Forks Co., Ltd., a company formed under the laws of the People’s Republic of China, Cascade Xiamen Forklift Truck Attachment Co., Ltd., a company formed under the laws of the People’s Republic of China, Cascade B.V. (formerly identified as Cascade NV), a company formed under the laws of the Netherlands, and any other Subsidiary that from time to time executes and delivers a Guaranty Agreement, and “Guarantor” means any of them.

“Guaranty Agreement” means each guaranty made by a Guarantor in favor of the Lenders, L/C Issuer and the Agent, substantially in the form of Exhibit E, as any thereof may be amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, for any Person, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than indebtedness or liability for borrowed money deferred for a period of more than six months from the date of incurrence or trade payables entered into in the ordinary course of business on ordinary terms); (iii) all non-contingent reimbursement or payment obligations with respect to letters of credit, bankers acceptances, surety bonds and similar instruments; (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) the net obligations of such Person under any Swap Contract in an amount equal to (A) if such Swap Contract has been closed out, the termination value thereof, or (B) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement (excluding any operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (vii) all obligations with respect to Capital Leases or Synthetic Leases; (viii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (viii) all liabilities in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss. For purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture formed as a partnership where such Person is a general partner or is otherwise liable for the Indebtedness of such partnership or joint venture, unless such Indebtedness is expressly made non-recourse to such Person and except for customary exceptions acceptable to Majority Lenders.

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“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning given in Section 10.9.

“Intellectual Property” means, as to any Person, all of the following: (i) all trademarks, service marks, designs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers owned or used by such Person in its business or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof; (ii) all letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country owned by such Persons, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and all reissues, continuations, divisions, continuations-inpart, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein; (iii) all computer programs, computer data bases, other computer software, trade secrets, trade secret rights, ideas, drawings, designs, schematics, algorithms, writings, techniques, processes and formulas owned or used by such Person in its business; and (iv) all copyright rights of such Person in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States, any state thereof or any other country or any political subdivision thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

“Investments” has the meaning given in Section 7.7.

“Interest Payment Date” means, (a) as to any Loan other than a Eurodollar Floating Rate Loan or a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Eurodollar Floating Rate Loan or Base Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

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(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and the Borrower (or any Subsidiary) or in favor L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

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“Lenders” means Bank of America, N.A., a national banking association, and Union Bank, N.A., a national banking association, and any Successors thereto or permitted assigns thereof, and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender as set forth on Schedule 2 attached hereto, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.3(h).

“Letter of Credit Sublimit” means an amount equal to Fifteen Million Dollars ($15,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Commitments of all Lenders.

“Lien” means, for any Person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 hereof in the form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letter, each Request for Credit Extension, each Compliance Certificate, the Guaranty Agreements, the Collateral Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, and all other documents executed by the Borrower or any Guarantor and delivered to the Agent or the Lenders (or any one of them) in connection with the transactions contemplated by this Amendment or the Loan Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Notice” means a notice of (i) a Borrowing, (ii) a conversion of Loans from one Type to the other, or (iii) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit B attached hereto.

“Majority Lenders” means, as of any date of determination, Lenders having more than two-thirds, or approximately 66.67%, of the Commitments of all Lenders or, if the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2(a), Lenders holding more than two- thirds, or approximately 66.67%, of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

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“Material Subsidiaries” means, as of any date of determination, each Subsidiary that (i) during the then current fiscal year of Borrower (on a pro forma basis) or either of the two most recently ended fiscal years of the Borrower, accounts or accounted for five percent (5%) or more of the consolidated revenue of the Borrower and/or (ii) as of such date of determination or as of the end of either of the two most recently ended fiscal years of the Borrower, owned five percent (5%) or more of the consolidated assets of the Borrower, and “Material Subsidiary” means any of them.

“Maturity Date” means August 29, 2016.

“Notes” means, collectively, the Revolving Notes and the Swing Line Note, and “Note” means any of them.

“Obligations” means, without duplication, (i) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and/or each Guarantor arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, (ii) all debts, liabilities, obligations, covenants and duties of the Borrower owing to any Lender and/or any Affiliate of any Lender and arising under any Swap Contract, whether absolute or contingent, due or to become due, now existing or hereafter arising and (iii) all debts, liabilities, obligations, covenants and duties of the Borrower and/or any of its Subsidiaries owing to Bank of America and/or any Affiliate of Bank of America and arising under any Financial Transaction Contract, whether absolute or contingent, due or to become due, now existing or hereafter arising, and, in each case, including interest that accrues after the commencement by or against the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

“Officer’s Certificate” means a certificate executed and delivered on behalf of the Borrower by a Responsible Officer.

“Organization Documents” means, (i) with respect to any corporation, the articles of incorporation and the bylaws; (ii) with respect to any limited liability company, the articles of formation and operating agreement; and (iii) with respect to any partnership, the partnership agreement and any agreement or notice with respect thereto, in each case as amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

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“Outstanding Amount” means (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning given in Section 10.8(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee pension benefit plan” (as such term is defined in ERISA) from time to time maintained by the Borrower or a member of a Controlled Group.

“Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than fifty percent (50%) of the equity securities entitled to vote for members of the board of directors or equivalent governing body of, or a business line or a division of, any Person; provided that: (i) all Persons, assets, business lines or divisions acquired shall be in the type of business permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.8; (ii) no Default or Event of Default shall then exist or would exist after giving effect to such acquisition; and (iii) if so requested, the Borrower shall demonstrate to the reasonable satisfaction of the Lenders that, after giving effect to such acquisition, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Section 7.12, and shall maintain line of credit availability of not less than Twenty Million Dollars ($20,000,000).

“Permitted Liens” means: (i) Liens securing Taxes which are not delinquent or which remain payable without penalty (excluding any Liens imposed pursuant to any of the provisions of ERISA) or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (ii) Liens imposed by law incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iii) Liens arising in connection with worker’s compensation, unemployment insurance and social security benefits which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iv) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC in favor of banks where the Borrower maintains deposits in the ordinary course of business; and (v) new Liens secured by newly purchased tangible property (whether real or personal) in an aggregate amount no greater than Ten Million Dollars ($10,000,000) outstanding at any time.

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“Permitted Swap Contracts” means for any Person, all obligations of such Person under any Swap Contract; provided that each of the following criteria is satisfied: (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Person” means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision of any government.

“Plan” means, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of a Controlled Group for employees of the Borrower or any member of a Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Register” has the meaning given in Section 10.8(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Responsible Officer” means any of the President, the Chief Executive Officer, the Senior Vice President, the Vice President, the Chief Operating Officer, or the Chief Financial Officer of the Borrower and, for purposes of Article II hereof, the Treasurer of the Borrower.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by an L/C Issuer under a Letter of Credit issued by it denominated in an Alternative Currency, and (d) such additional dates as L/C Issuer shall determine or the Majority Lenders shall require.

“Revolving Loan” has the meaning given to it in Section 2.2.

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“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit A attached hereto.

“Security Agreement” means the Security Agreement by and between the Borrower and the Agent dated July 29, 2009, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” has the meaning given in Section 5.9.

“Spot Rate” for a currency means the rate determined by L/C Issuer in accordance with L/C Issuer’s usual and customary business practices to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that L/C Issuer may obtain such spot rate from another financial institution designated by L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means each business entity directly or indirectly controlled by the Borrower. For the purposes of this definition, “controlled by” shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of such Subsidiary, whether through the ownership of partnership or limited liability company interest, voting securities, by contract, or otherwise. Unless otherwise specified, all references herein to a “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Security Agreement” means each security agreement executed by a Guarantor to secure its obligations under its Guaranty Agreement, substantially in the form of Exhibit F, as any thereof may be amended, restated, supplemented or otherwise modified from time to time.

“Successor” means, for any corporation, banking association or other legal entity, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor, or by conversion to another type of legal entity, or by continuation after and the occurrence of an event that would otherwise result in termination under applicable law but for such continuation.

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“Swap Contract” means any and all agreements (including all schedules thereto, confirmations of transactions thereunder, and documents, definitions, and agreements incorporated therein by reference or relating thereto) relating to any transaction that is a rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contracts equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), and unless the context otherwise clearly requires, any master agreement relating or governing any or all of the foregoing.

“Swing Line” means the revolving credit facility made available by Swing Line Lender pursuant to Section 2.4.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.4.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning given in Section 2.4(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.4(b), which, if in writing, shall be substantially in the form of Exhibit B attached hereto.

“Swing Line Note” means a promissory note made by the Borrower in favor of Swing Line Lender evidencing Swing Line Loans made by Swing Line Lender, substantially in the form of Exhibit A attached hereto.

“Swing Line Sublimit” means an amount equal to the lesser of (i) Ten Million Dollars ($10,000,000) and (ii) the Commitments of all Lenders. The Swing Line Sublimit is part of, and not in addition to, the Commitments of all Lenders.

“Synthetic Lease” means (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligations” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Total Outstandings” means the aggregate Outstanding Amount of (i) all extensions of credit by a Lender to the Borrower under Article 2 hereof in the form of a Revolving Loan or a Swing Line Loan and (ii) all L/C Obligations.

“Type” means, with respect to any Loan, its character as a Eurodollar Floating Rate Loan or a Eurodollar Fixed Rate Loan.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested non-forfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any member of a Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.3(c)(i).

“Yen” and “¥” mean the lawful currency of Japan.

Section 1.2 Interpretive Provisions. Definitions given herein shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to “he” or “it” shall be applicable to Persons whether masculine, feminine or neuter. References herein to any document including, without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended, restated, supplemented or otherwise modified. The term “including” is not limiting and means “including without limitation.” References herein to any section, subsection, Schedule or Exhibit shall, unless otherwise indicated, be deemed a reference to sections and subsections within and schedules and Exhibits to this Agreement unless the context shall otherwise require. The section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 1.3 Accounting Terms.

(a) Generally. Except as otherwise provided herein, accounting terms not specifically defined shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted United States accounting principles consistently applied from and after the date hereof (“GAAP”), as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower and its Subsidiaries referred to in Section 5.8(a), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

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(b) Changes In GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Exchange Rates; Currency Equivalents.

(a) L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit and Outstanding Amounts of any L/C Obligations denominated in a currency other than Dollars in accordance with L/C Issuer’s usual and customary business practices. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of Section 2.3 shall be such Dollar Equivalent amount as so determined by L/C Issuer.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a currency other than Dollars, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by L/C Issuer in accordance with L/C Issuer’s usual and customary business practices.

Section 1.5 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Agent and L/C Issuer.

(b) Any such request shall be made to the Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Agent and L/C Issuer in their sole discretion). The Agent shall promptly notify L/C Issuer of any such request. The L/C Issuer shall notify the Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.4, the Agent shall promptly so notify the Borrower.

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Section 1.6 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Commitments of all Lenders, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, prepay under Section 2.5, and reborrow under this Section 2.1. Revolving Loans may be Eurodollar Floating Rate Loans or Eurodollar Fixed Rate Loans, as further provided herein.

Section 2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 11:00 a.m. (Seattle time) (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Fixed Rate Loans or of any conversion of Eurodollar Fixed Rate Loans to Eurodollar Floating Rate Loans, and (ii) on the requested date of any Borrowing of Eurodollar Floating Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Fixed Rate Loans shall be in a principal amount of One Million Dollars ($1,000,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof. Except as provided in Section 2.3(c) and Section 2.4(c), each Borrowing of or conversion to Eurodollar Floating Rate Revolving Loans shall be in a principal amount of Five Hundred Thousand Dollars ($500,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Fixed Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Eurodollar Floating Rate Loans. Any such automatic conversion to Eurodollar Floating Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Fixed Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Fixed Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

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(b) Following receipt of a Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Eurodollar Floating Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Revolving Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. (Seattle time) on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower; provided, however, that if, on the date a Loan Notice is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Fixed Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Fixed Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Fixed Rate Loans without the consent of the Majority Lenders.

(d) The Agent shall promptly notify the Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Fixed Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

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(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall be not more than seven Interest Periods in effect.

Section 2.3 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Revolving Outstandings shall not exceed the Commitments of all Lenders, (x) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the aggregate amount available to be drawn under all outstanding Letters of Credit denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.3(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the date that is one year after the Maturity Date, unless all Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

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(B) the issuance of such Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Agent and L/C Issuer, such Letter of Credit is in an initial stated amount less than One Hundred Thousand Dollars ($100,000);

(D) except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.3(c) exists or any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article 9 hereof with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 9 hereof included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

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(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by L/C Issuer and the Agent not later than 11:00 a.m. (Seattle time) at least two (2) Business Days (or such later date and time as the Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or the Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, L/C Issuer will provide the Agent with a copy thereof. Unless L/C Issuer has received written notice from any Lender, the Agent, the Borrower or any Guarantor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 hereof shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

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(iii) If the Borrower so requests in any applicable Letter of Credit Application, L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, the Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that L/C Issuer shall not permit any such extension if (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Agent that the Majority Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify the Borrower and the Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse L/C Issuer in such Alternative Currency, unless (A) L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (Seattle time) on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse L/C Issuer through the Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Eurodollar Floating Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Eurodollar Floating Rate Loans, but subject to the amount of the unutilized portion of the Commitments of all Lenders and the conditions set forth in Section 4.2 (other than the delivery of a Loan Notice). Any notice given by L/C Issuer or the Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(ii) Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Agent (and the Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at the Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (Seattle time) on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Eurodollar Floating Rate Revolving Loan to the Borrower in such amount. The Agent shall remit the funds so received to L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Eurodollar Floating Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi) If any Lender fails to make available to the Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

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(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer . Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 1/4 of 1% (0.25%) per annum times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.3 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

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(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Agent Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Agent Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. In addition, the Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. Notwithstanding the terms of any Letter of Credit Application for a commercial Letter of credit, in no event may the Borrower extend the time for reimbursing any drawing under a commercial Letter of credit by obtaining a banker acceptance from the L/C Issuer.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.4 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.4, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Commitments of all Lenders, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.4, prepay under Section 2.5, and reborrow under this Section 2.4. Each Swing Line Loan shall be a Eurodollar Floating Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

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(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and the Agent not later than 1:00 p.m. (Seattle time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of One Hundred Thousand Dollars ($100,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 2:00 p.m. (Seattle time) on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Article 4 hereof is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. (Seattle time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Lender make a Eurodollar Floating Rate Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Eurodollar Floating Rate Loans, but subject to the unutilized portion of the Revolving Commitments of all Lenders and the conditions set forth in Section 4.2. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Agent in immediately available funds (and the Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of Swing Line Lender at the Agent’s Office not later than 1:00 p.m. (Seattle time) on the day specified in such Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Lender that so makes funds available shall be deemed to have made a Eurodollar Floating Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to Swing Line Lender.

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(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.4(c)(i), the request for Eurodollar Floating Rate Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of Swing Line Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 4.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Swing Line Lender.

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(ii) If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of Swing Line Lender. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Eurodollar Floating Rate Revolving Loan or risk participation pursuant to this Section 2.4 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

Section 2.5 Prepayments.

(a) The Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (Seattle time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Fixed Rate Loans and (B) on the date of prepayment of Eurodollar Floating Rate Loans; (ii) any prepayment of Eurodollar Fixed Rate Loans shall be in a principal amount of One Million Dollars ($1,000,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; and (iii) any prepayment of Eurodollar Floating Rate Loans shall be in a principal amount of Five Hundred Thousand Dollars ($500,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (i) the date and amount of such prepayment, (ii) the Type(s) of Loans to be prepaid and (iii) if Eurodollar Fixed Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Subject to Section 2.17, each such prepayment shall be applied to the Revolving Loans of Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Swing Line Lender and the Agent not later than 1:00 p.m. (Seattle time) on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of One Hundred Thousand Dollars ($100,000). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

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Section 2.6 Termination or Reduction of Commitments. The Borrower may, upon notice to the Agent, terminate the Commitments of all Lenders, or from time to time permanently reduce the Commitments of all Lenders; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. (Seattle time) five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a whole multiple of Five Million Dollars ($5,000,000), (iii) the Borrower shall not terminate or reduce the Commitments of all Lenders if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitments of all Lenders, and (iv) if, after giving effect to any reduction of the Commitments of all Lenders, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Commitments of all Lenders, such Sublimit shall be automatically reduced by the amount of such excess. The Agent will promptly notify Lenders of any such notice of termination or reduction of the Commitments of all Lenders. Any reduction of the Commitments of all Lenders shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Commitments of all Lenders shall be paid on the effective date of such termination.

Section 2.7 Repayment of Loans.

(a) The Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

Section 2.8 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Fixed Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Fixed Rate for such Interest Period plus the Applicable Rate; (ii) each Eurodollar Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Floating Rate plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Floating Rate plus the Applicable Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Majority Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.9 Application of Payments.

(a) Payments Before Default. Payments made by the Borrower in respect of the Obligations shall be applied in the manner and to any maturities directed by the Borrower and, in the absence of any such direction, such payments shall be applied by the Agent to payment of the Obligations, to the Borrower or as otherwise required by Law as set forth in subsection (b) below.

(b) Payments After Default. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.2(a)), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article 3 hereof) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer and amounts payable under Article 3 hereof), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting (i) accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations and (ii) fees, premiums and scheduled periodic payments due under any Swap Contract between the Borrower and any Lender and/or any Affiliate of any Lender and any interest accrued thereon, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings and (ii) breakage, termination or other payments due under any Swap Contract between the Borrower and any Lender and/or any Affiliate of any Lender and any interest accrued thereon, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.3(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 2.10 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.3:

(a) Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Commitments of all Lenders exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 hereof is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

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Section 2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

(b) Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, with appropriate insertions, payable to the order of such Lender, and in the face amount of such Lender’s Commitment. The Notes shall evidence such Lender’s Loans in addition to the accounts and records referred to in subsection (a) above. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(c) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

Section 2.13 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (Seattle time) on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. (Seattle time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(b) Funding; Payments; Presumption by Agent. (i) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Fixed Rate Loans (or, in the case of a Borrowing of Eurodollar Floating Rate Loans or Base Rate Loans, prior to 12:00 noon (Seattle time) on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Eurodollar Floating Rate Loans or Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Eurodollar Floating Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of Lenders or L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of Lenders or L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

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A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2 hereof, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article 4 hereof are not satisfied or waived in accordance with the terms hereof, the Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.12(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.12(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.12(b).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

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The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.15 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Agent; Additional Lenders. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.

(d) Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

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(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.8 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.10, and (y) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or Section 10.1 to the contrary.

Section 2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.3, 2.4, 2.5, 2.6, 2.17 or 8.2 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

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(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.8(b)(vi)) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 2.9), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.3(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.3 and 2.4, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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ARTICLE 3.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by Borrower. The Borrower shall indemnify the Agent, each Lender and L/C Issuer, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

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(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Agent, any Lender or L/C Issuer receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent, such Lender or L/C Issuer, as the case may be, incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent, such Lender or L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or L/C Issuer in the event the Agent, such Lender or L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

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Section 3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, but shall not be required to pay any additional amounts pursuant to Section 3.5.

Section 3.3 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein, but shall not be required to pay any amounts pursuant to Section 3.5.

Section 3.4 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or L/C Issuer;

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(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

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(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

Section 3.5 Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Fixed Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Fixed Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Fixed Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.7;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Fixed Rate Loan made by it at the Eurodollar Fixed Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Fixed Rate Loan was in fact so funded.

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Section 3.6 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office . If any Lender requests compensation under Section 3.4, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders .. If any Lender requests compensation under Section 3.4 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, the Borrower may replace such Lender in accordance with Section 10.7.

Section 3.7 Survival . All of the Borrower’s obligations under this Article 3 hereof shall survive termination of the Commitments of all Lenders and repayment of all other Obligations hereunder.

ARTICLE 4.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.1 Conditions of Initial Credit Extension . In addition to the conditions set forth in Section 4.2, the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents .. The Agent shall have received the following, each in form and substance satisfactory to the Lenders: (i) duly executed counterparts of this Agreement; (ii) duly executed Revolving Note in favor of each Lender; (iii) duly executed Swing Line Note in favor of Swing Line Lender; (iv) duly executed counterparts of the Contribution Agreement; and (v) duly executed counterparts of a Confirmation Agreement with respect to the Guaranty Agreements and the Collateral Documents.

(b) Borrower Authority . The Agent shall have received, in form and substance satisfactory to the Lenders, a certified copy of the Organizational Documents of the Borrower and certified copies of resolutions adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party, together with evidence that the Borrower is in good standing in the states of Oregon and evidence of the authority and specimen signatures of the natural persons who have signed this Agreement and who will sign the other Loan Documents on behalf of the Borrower and such other evidence of corporate authority as the Agent or any Lender shall reasonably require.

(c) Guarantor Authority . The Agent shall have received, in form and substance satisfactory to the Lenders, evidence of the authority and specimen signatures of the natural persons who have signed or will sign the Loan Documents on behalf of each Guarantor which is a party to such Loan Documents and such other evidence of corporate authority as the Agent or any Lender shall reasonably require.

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(d) Evidence of Insurance . The Agent shall have received evidence reasonably satisfactory to it that all insurance required by this Agreement or any Collateral Document is in full force and effect and that the Agent has been named as additional insured and/or loss payee to the extent required hereunder or thereunder.

(e) Certificate . The Agent shall have received an Officer's Certificate from the Borrower as to the accuracy of the Borrower’s representations and warranties set forth in Article 5 hereof and as to the absence of any Default or Event of Default.

(f) Opinions of Counsel . The Agent shall have received a favorable opinion of Miller Nash LLP, counsel to Borrower and certain Guarantors, addressed to the Agent and the Lenders, as to such matters concerning the Borrower, such Guarantors and the Loan Documents as the Agent or its legal counsel may reasonably request.

(g) No Material Adverse Change . No event shall have occurred since April 30, 2011 that could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the business, operations, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole.

(h) Absence of Litigation . The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (i) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which such Person is a party or (iii) adversely affect the rights and remedies of the Agent, any Lender or L/C Issuer under the Loan Documents.

(i) Payment of Fees and Expenses . The Agent shall have received (i) for the account of the Lenders the fees set forth in Section 2.10 and (ii) for its own account, reimbursement for all reasonable expenses, including legal fees, actually incurred by the Agent in connection with the preparation of this Agreement, the other Loan Documents and the closing of the transactions contemplated hereby and thereby plus such additional amounts of such legal fees as shall constitute its reasonable estimate thereof incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent).

(j) Consents . The Agent shall have received evidence reasonably satisfactory to the Lenders that the Borrower has obtained all consents, permits and Government Approvals from all Persons (including, without limitation, Governmental Authorities) which are parties to or the issuer of any material contract, lease, license or other Government Approval necessary or advisable to permit the Agent and the Lenders following any Event of Default, to enjoy the practical realization of the rights and remedies provided in this Agreement and the other Loan Documents.

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(k) Closing Date . The Closing Date shall have occurred on or before August 31, 2011.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 Conditions to all Credit Extensions . The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) Prior Conditions . All of the conditions set forth in Section 4.1 shall have been satisfied.

(b) Request for Credit Extension . The Agent and, if applicable, L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(c) No Defaults, Etc . No Default or Event of Default shall have occurred and be continuing or would result from such proposed Credit Extension or from the application of the proceeds thereof; and the representations and warranties of the Borrower in Article 5 hereof shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.8 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.10.

(d) Guaranty Agreements . Neither the Agent nor any Lender shall have received from the Borrower or any Guarantor any notice terminating or purporting to terminate any Guarantor’s obligations under the Guaranty Agreement to which it is a party or claiming that any such Guaranty Agreement is not or will in the future not be fully enforceable against each Guarantor in accordance with their terms.

(e) Other Information . The Agent and each Lender shall have received such other statements, opinions, certificates, documents and information as it may reasonably request in order to satisfy itself that the conditions set forth in this Section 4.2 have been fulfilled.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.2(e) have been satisfied on and as of the date of the applicable Credit Extension.

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ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders, L/C Issuer and the Agent as follows:

Section 5.1 Borrower Existence and Power . The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon. The Borrower is duly qualified to do business in California, Georgia, Illinois, Michigan, North Carolina, Ohio, Oregon, Pennsylvania, South Carolina, Texas, and each other jurisdiction where the failure to so qualify would be likely to have a material adverse effect on the business, operations, properties or financial condition of the Borrower. The Borrower has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

Section 5.2 Borrower Authorization . The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and any borrowing hereunder, have been duly authorized by all necessary corporate action of the Borrower, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of the Borrower, except such as have been obtained (certified copies thereof having been delivered to the Agent), do not contravene any law, regulation, rule or order binding on it or its Organizational Documents and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected.

Section 5.3 Guarantor Existence and Power . Each Guarantor is a corporation or limited liability company, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Guarantor is duly qualified to do business in each jurisdiction where the failure to so qualify would be likely to have a material adverse effect on the business, operations, properties or financial condition of such Guarantor. Each Guarantor has full corporate or company power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform the Guaranty Agreement and other Loan Documents to which it is a party.

Section 5.4 Guarantor Authorization . The execution, delivery and performance by each Guarantor of the Guaranty Agreement to which it is a party, has been duly authorized by all necessary corporate, company or partnership action of such Guarantor, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of such Guarantor, except such as have been obtained (certified copies thereof having been delivered to the Agent), do not contravene any law, regulation, rule or order binding on it or its Organizational Documents and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which such Guarantor is a party or by which such Guarantor or any of its properties may be bound or affected.

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Section 5.5 Government Approvals, Etc . No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by the Borrower of the Loan Documents or in connection with any of the transactions contemplated hereby or thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Agent).

Section 5.6 Binding Obligations, Etc . This Agreement has been duly executed and delivered by the Borrower and constitutes, and the other Loan Documents to which it is a party when duly executed and delivered will constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors’ rights generally or general principles of equity.

Section 5.7 Litigation . Except as specifically disclosed in Schedule 3 attached hereto, there are no actions, proceedings, investigations, or claims against or affecting the Borrower now pending before any court, arbitrator, or Governmental Authority (nor to the best of the Borrower’s knowledge has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Borrower would (a) have a material adverse effect on the financial condition or operations of the Borrower, (b) impair or defeat the lien of the Agent or any Lender on any of the Collateral exceeding an aggregate value of Two Million Five Hundred Thousand Dollars ($2,500,000) or any rights of the Borrower therein, or (c) result in a judgment or order against the Borrower (in excess of insurance coverage) for more than Two Million Five Hundred Thousand Dollars ($2,500,000).

Section 5.8 Financial Statements.

(a) The audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material contingent liabilities for taxes, material commitments and material Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated April 30, 2011, and the related consolidated statements of income or operations and shareholders’ equity for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

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(c) Since the date of the unaudited financial statements referred to in Section 5.8(b), there has been no material adverse change in the financial condition, operations, or business of the Borrower and its Subsidiaries.

Section 5.9 Solvency. The Borrower and each Guarantor is Solvent and each shall be Solvent immediately after the consummation of the transactions contemplated by this Agreement. As used herein, a Person is “Solvent” on a particular date, if, on such date both (i) (a) then fair saleable value of the property of such Person on a going concern basis is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person as they mature in the ordinary course and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course.

Section 5.10 Title and Liens. Except as disclosed in Schedule 4, the Borrower has good and marketable title to each of the properties and assets reflected in the most recent balance sheet furnished pursuant to subsections (a) and (b), respectively, of Section 6.10, except such as have been since sold or otherwise disposed of in the ordinary course of business. No assets or revenues of the Borrower are subject to any Lien except as required or permitted by this Agreement or specifically disclosed in Schedule 4 attached hereto.

Section 5.11 Intellectual Property. The Borrower owns or possesses all Intellectual Property and all licenses, franchises, permits and rights with respect to any Intellectual Property necessary to own and operate its respective properties and to carry on its business as presently conducted and presently planned to be conducted. Except as specifically disclosed in Schedule 5 attached hereto, no claim or litigation regarding any Intellectual Property or any license, franchise, permit or other rights with respect thereto is pending (nor to the best of the Borrower’s knowledge threatened) which if determined adversely to the Borrower would have a material adverse effect on the business, operations or financial condition of the Borrower.

Section 5.12 Environmental Laws, Etc. Except as specifically disclosed in Schedule 6 attached hereto, all properties of the Borrower and its Subsidiaries and its and their use thereof comply in all material respects with applicable zoning and use restrictions and with applicable laws and regulations relating to health, safety and the environment, including, without limitation, all Environmental Laws, in all jurisdictions in which the Borrower and its Subsidiaries are doing business.

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Section 5.13 Taxes . The Borrower has filed all tax returns and reports required of it, has paid all Taxes which are due and payable and before they have become delinquent, except for Taxes (a) whose amount is not individually or in the aggregate a Material Amount, or (b) whose amount, applicability or validity is currently being contested in good faith by appropriate proceedings where reserves or other appropriate provisions required by GAAP shall have established therefor. The charges, accruals and reserves on the books of the Borrower in respect of Taxes for all fiscal periods to date are accurate in all material respects. Except as disclosed in Schedule 7, there are no questions or disputes between the Borrower and any Governmental Authority with respect to any Taxes whose amount is individually or in the aggregate a Material Amount. As used in this Section 5.13, "Material Amount" shall mean an amount of One Hundred Thousand Dollars ($100,000) or more or an amount otherwise material to the business, operations or financial condition of the Borrower.

Section 5.14 Other Agreements. The Borrower is not in breach of or default in any material respect under any material agreement to which it is a party or which is binding on it or any of its assets.

Section 5.15 Labor and Employee Relations Matters. The Borrower is not and does not expect to be the subject of any union organizing activity or material labor dispute, and the Borrower has not violated any applicable federal or state law or regulation relating to labor or labor practices, except such organizing activity, labor disputes and violations, which individually or in aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Borrower.

Section 5.16 Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. The Borrower will furnish to the Agent or any Lender on request a statement conforming with the requirements of Regulation U.

Section 5.17 ERISA.

(a) Each of the Pension Plans sponsored by the Borrower are set forth on Schedule 9 hereto.

(b) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of the Borrower or affect materially the ability of the Borrower to perform the Loan Documents except as described in Schedule 9.

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(c) No Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code.

(d) No Pension Plan or trust has been terminated, except in accordance with the Code, ERISA, and the regulations of the Internal Revenue Service and the PBGC as applicable to solvent plans in which benefits of participants are fully protected. No "reportable event" as defined in Section 4043 of ERISA has occurred for which notice has not been waived or for which alternative notice procedures are permitted.

(e) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA.

(f) The required allocations and contributions to Pension Plans will not violate Section 415 of the Code.

(g) The Borrower has no withdrawal liability to any trust created pursuant to a multi-employer pension or benefit plan nor would it be subject to any such withdrawal liability in excess of One Hundred Thousand Dollars ($100,000) if it withdrew from any such plan or if its participation therein were otherwise terminated.

Section 5.18 Subsidiaries. Except as specifically disclosed in Schedule 8 attached hereto, the Borrower owns no Subsidiaries. Schedule 8 attached hereto accurately sets forth the name, date of formation or acquisition, and jurisdictions of incorporation or organization of each Subsidiary. The Borrower owns, directly or indirectly, all outstanding shares of capital stock, or partnership or membership units, of each Subsidiary.

Section 5.19 Not Investment Company, Etc. The Borrower is not now, and after the application by the Borrower of the proceeds of any Loan will not be, subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 5.20 Representations as a Whole. This Agreement, the other Loan Documents, the financial statements referred to in Section 5.8, and all other instruments, documents, certificates and statements furnished to the Agent or any Lender by or on behalf of the Borrower, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to the Lenders in writing any and all facts which have a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower or any Guarantor or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents. Without limiting the foregoing, each of the representations and warranties made by the Borrower herein and in the other Loan Documents is true and correct on and as of the date when made, on and as of the date hereof, and on and as of each date this representation is deemed made hereunder with the same force and effect as if made on and as of such dates, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

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ARTICLE 6.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower agrees to do all of the following unless Majority Lenders shall otherwise consent in writing.

Section 6.1 Use of Proceeds from Loans. The Borrower will use the proceeds of the Loans and Letters of Credit to finance (a) Permitted Acquisitions and (b) general corporate requirements incurred in the ordinary course of the Borrower’s businesses.

Section 6.2 Payment. The Borrower will pay the principal of and interest on the Loans in accordance with the terms of this Agreement and the Notes and will pay when due all other amounts payable by the Borrower hereunder and under any other Loan Document.

Section 6.3 Preservation of Corporate Existence, Etc. The Borrower will, and will cause each Subsidiary to, preserve and maintain their existence, rights, franchises and privileges in the jurisdictions of their organization (subject to any transaction permissible under Section 7.3 below) and will, and will cause each Subsidiary to, qualify and remain qualified as foreign corporations or entities in each jurisdiction where qualification is necessary or advisable in view of their business and operations or the ownership of their properties.

Section 6.4 Visitation Rights. The Borrower will permit the Agent or any Lender at any reasonable time, and from time to time upon reasonable notice, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors.

Section 6.5 Keeping of Books and Records. The Borrower will, and will cause each Subsidiary to, keep adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting all financial transactions of the Borrower and its Subsidiaries.

Section 6.6 Maintenance of Property, Etc. The Borrower will, and will cause each Subsidiary to, maintain and preserve all of its material properties in good working order and condition, ordinary wear and tear excepted, and will from time to time make all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved. The Borrower will not take or fail to take any action, nor permit any action to be taken by others that are subject to the Borrower’s control which would affect the validity and enforcement of its Intellectual Property, or impair the value of such Intellectual Property.

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Section 6.7 Compliance With Laws, Etc. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to the Borrower or such Subsidiary, as applicable, or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and with provision having been made to the satisfaction of Majority Lenders for the payment of any fines, charges, penalties or other costs in respect thereof in the event the contest is determined adversely to the Borrower.

Section 6.8 Other Obligations. The Borrower will, and will cause each Subsidiary to, pay and discharge before the same shall become delinquent all Indebtedness, Taxes, and other obligations for which the Borrower is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon assets of the Borrower, except any thereof whose validity, applicability or amount is being contested in good faith by the Borrower in appropriate proceedings with provision having been made to the satisfaction of Majority Lenders for the payment thereof in the event the contest is determined adversely to the Borrower.

Section 6.9 Insurance. The Borrower will, and will cause each Subsidiary to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry, including casualty and business interruption insurance and as shall be reasonably satisfactory to Majority Lenders. From time to time, on request, the Borrower will furnish to the Lenders certificates of insurance or, at any Lender’s request, duplicate policies evidencing such coverage.

Section 6.10 Financial Information. The Borrower will deliver to the Agent with sufficient copies for the Agent and each Lender:

(a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of revenue and expenses, shareholder’s equity and consolidated statement of cash flow for such year, accompanied by (i) the audit report thereon by the Borrower’s current certified public accountants (or if a new auditor is chosen, by independent certified public accountants selected by the Borrower and approved by the Majority Lenders (which approval shall not be unreasonably withheld or delayed)) which report shall be prepared in accordance with GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of the records of the Borrower or its Subsidiaries and shall contain no disclaimer of opinion and (ii) an Officer’s Certificate of the Borrower certifying that as of the close of such year no Event of Default or Default had occurred and was continuing;

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, the consolidated CPA-reviewed balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of revenue and expenses, shareholder’s equity and consolidated statement of cash flow for such fiscal quarter; accompanied by an Officer’s Certificate certifying that such unaudited financial statements have been prepared in conformity with GAAP (subject to year-end audit adjustments and the absence of footnote disclosures), in all material respects, present fairly the financial position and the results of operations of the Borrower and its Subsidiaries as at the end of and for such fiscal quarter;

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(c) Compliance Certificates. Concurrently with the delivery of the financial statements referred to in Section 6.10(a) and (b), a Compliance Certificate in substantially the form of Exhibit C attached hereto (i) stating that as of the close of such fiscal year or fiscal quarter, as applicable, no Default or Event of Default had occurred and was continuing, and (ii) demonstrating with calculations in reasonable detail the Borrower’s compliance as at that date with the provisions of Section 7.12;

(d) Annual Budget. Within thirty (30) days of the Borrower’s fiscal year-end, the Borrower’s annual budget for the subsequent fiscal year.

(e) Other. All other statements, reports and other information as the Agent or any Lender may reasonably request concerning the Collateral or the financial condition and business affairs of the Borrower or any of its Subsidiaries.

Section 6.11 Additional Guarantors.

(a) Material Subsidiaries. Promptly after the creation, acquisition or existence of any new Material Subsidiary (each, a “New Material Subsidiary”), the Borrower will cause such New Material Subsidiary to (i) execute and deliver to the Agent (A) a Guaranty Agreement, (B) a Subsidiary Security Agreement and (C) a Supplement to the Contribution Agreement in the form attached thereto and (ii) deliver to the Agent such evidence of the corporate, company or partnership, existence and authority of such New Material Subsidiary as the Agent or any Lender may reasonably require.

(b) Designated Subsidiaries. If at any time Subsidiaries which are not parties to a Guaranty Agreement, a Subsidiary Security Agreement and the Contribution Agreement (each, a “Non-Party Subsidiary”) shall in the aggregate (i) account for twenty percent (20%) or more of the consolidated revenue of the Borrower and/or (ii) own twenty percent (20%) or more of the consolidated assets of the Borrower (A) the Borrower will designate one or more of such Non-Party Subsidiaries which, if such Non-Party Subsidiaries were parties to a Guaranty Agreement, a Subsidiary Security Agreement and the Contribution Agreement would cause the remaining Non-Party Subsidiaries to account for, in the aggregate, not more than the foregoing maximum percentages of the consolidated revenue and/or assets of the Borrower (each, a “Designated Subsidiary”), (B) the Borrower will cause such New Material Subsidiary to (1) execute and deliver to the Agent (x) a Guaranty Agreement, (y) a Subsidiary Security Agreement and (z) a Supplement to the Contribution Agreement in the form attached thereto and (2) deliver to the Agent such evidence of the corporate, company or partnership, existence and authority of such New Material Subsidiary as the Agent or any Lender may reasonably require.

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Section 6.12 Notification. Promptly after learning thereof, the Borrower shall notify the Agent and the Lenders of (a) any action, proceeding, investigation or claim against or affecting the Borrower instituted before any court, arbitrator or Governmental Authority or, to the Borrower’s knowledge threatened to be instituted, which if determined adversely to the Borrower would be likely to have a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower or any Subsidiary, or to impair or defeat the lien of the Agent or any Lender on any Collateral exceeding an aggregate value of One Million Dollars ($1,000,000) or the Borrower’s or any Subsidiary’s rights therein, or to result in a judgment or order against the Borrower or any Subsidiary (in excess of insurance coverage) for more than Two Million Five Hundred Thousand Dollars ($2,500,000); (b) any contingent liability exceeding Two Million Five Hundred Thousand Dollars ($2,500,000); (c) any substantial dispute between the Borrower or any Subsidiary and any Governmental Authority; (d) any labor controversy which has resulted in or, to the Borrower’s knowledge, threatens to result in a strike which would materially affect the business operations of the Borrower; (e) if the Borrower or any member of a Controlled Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in subsections (b)(1), (2), (5) or (6) of Section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any “reportable event” as defined in subsection (c)(2) of Section 4043 of ERISA and the Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (f) the occurrence of any Event of Default or Default; and (g) the occurrence of an event which results in a material adverse change to the business, operations, properties, financial condition or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole. In the case of the occurrence of an Event of Default or Default or the occurrence of an event which results in a material adverse change in the Borrower’s consolidated financial condition or operations, the Borrower will deliver to the Agent and each Lender an Officer’s Certificate specifying the nature thereof, the period of existence thereof, if applicable, and what action the Borrower proposes to take with respect thereto.

Section 6.13 Payment of Expenses. From time to time, the Borrower will (a) pay or reimburse the Agent for all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) pay or reimburse L/C Issuer for all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) pay or reimburse the Agent, any Lender or L/C Issuer for all out-of-pocket expenses incurred by the Agent, such Lender or L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Agent, such Lender or L/C Issuer), in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. All amounts due under this Section 6.13 shall be payable not later than ten (10) Business Days after demand therefor, and if the Borrower shall default in its obligations to reimburse the Agent, any Lender or L/C Issuer hereunder, interest shall accrue on the unpaid amount thereof at a per annum rate equal to the Default Rate from the date demand is made upon the Borrower therefor until repaid in full. The obligations of the Borrower under this Section 6.13 shall survive the resignation of the Agent, L/C Issuer and Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

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Section 6.14 Banking Relationships. Borrower will maintain Bank of America as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Section 6.15 Additional Acts. From time to time, the Borrower will (a) upon the reasonable request of the Agent or any Lender, obtain and promptly furnish to the Agent or such Lender evidence of all such Government Approvals as may be required to enable the Borrower and each Guarantor to comply with its obligations under the Loan Documents to which it is a party and to continue in business as conducted on the Closing Date without material interruption or interference; and (b) execute and deliver such instruments and documents and perform all such other acts as the Agent or any Lender may reasonably request to carry out the transactions contemplated by the Loan Documents and to maintain the continuous perfection and priority of the Lien of the Agent on all Collateral.

Section 6.16 Collateral Records. To execute and deliver promptly, and to cause the Borrower and each Guarantor to execute and deliver promptly, to the Agent, from time to time, solely for the Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Agent may reasonably require designating, identifying or describing the Collateral. The failure by the Borrower or any Guarantor, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

ARTICLE 7.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower agrees that it will not do any of the following unless Majority Lenders shall otherwise consent in writing.

Section 7.1 Dividends, Stock Repurchases, Etc. The Borrower shall not, and shall cause each Subsidiary to not declare or pay any dividend on any shares of any class of the Borrower’s or any Subsidiary’s capital stock or apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Borrower or any Subsidiary, except for (a) dividends payable in the capital stock of the Borrower, (b) distributions and dividends by any Subsidiary to the Borrower and (c) distributions and dividends by the Borrower and the purchase, redemption or other retirement of shares of any class of capital stock of the Borrower; provided that, prior to and after giving effect to such dividend, distribution, purchase, redemption or other retirement, no Default exists or would exist and the Borrower was and will be in compliance with Section 7.12(a).

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Section 7.2 Transactions With Affiliates. The Borrower shall not, and shall cause each Subsidiary to not enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

Section 7.3 Liquidation, Merger, Sale of Assets. The Borrower shall not, and shall cause each Subsidiary to not, liquidate, dissolve or enter into any merger or consolidation with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of, any Person, except: (a) any Subsidiary may liquidate, dissolve, merge, consolidate with or into, or transfer any of its assets to the Borrower or any wholly-owned Subsidiary; provided that the Borrower or such wholly-owned Subsidiary shall be the continuing or surviving corporation or organization; (b) the Borrower may merge or consolidate with any Person as part of a Permitted Acquisition; provided that the Borrower or such wholly-owned Subsidiary shall be the continuing or surviving corporation or organization; and (c) the Borrower or any Subsidiary may convey, transfer, lease or otherwise dispose of obsolete assets or assets no longer used or useful in the business of the Borrower and its Subsidiaries.

Section 7.4 Indebtedness. The Borrower shall not, and shall cause each Subsidiary to not, create, incur or become liable for any Indebtedness except: (a) Indebtedness under the Loan Documents; (b) Indebtedness existing as of the date of this Agreement, reflected in the balance sheet referred to in Section 5.8(b) and in amounts not greater than the amounts referred to therein; (c) current accounts payable or accrued expenses incurred by the Borrower in the ordinary course of business; (d) Indebtedness permitted under Section 7.5; (e) intercompany Indebtedness owing by the Borrower or any Subsidiary to the Borrower or any other Subsidiary permitted under Section 7.7; (f) obligations with respect to Permitted Swap Contracts; (g) Indebtedness secured by newly purchased tangible property (whether real or personal) in an aggregate amount no greater than Twenty Million Dollars ($20,000,000) outstanding at any time; and (h) additional unsecured Indebtedness; provided that the total aggregate amount of such unsecured Indebtedness including any additional amount does not exceed Ten Million Dollars ($10,000,000) at any time, and provided that the Borrower remains in compliance with all covenants set forth herein.

Section 7.5 Guaranties, Etc. The Borrower shall not, and shall cause each Subsidiary to not assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other Person, except: (a) guaranties of any Indebtedness permitted under Section 7.4; (b) by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business; (c) with respect to customary indemnification obligations incurred in connection with title insurance agreements; (d) with respect to performance, surety, bid, appeal or similar bonds incurred in the ordinary course of business; and (e) obligations existing as of the date of this Agreement, reflected in the balance sheet referred to in Section 5.8(b) and in amounts not greater than the amounts referred to therein.

Section 7.6 Liens. The Borrower shall not, and shall cause each Subsidiary to not create, assume or suffer to exist any Lien on any of its assets except: (a) Liens in favor of the Agent arising pursuant to the Collateral Documents or as otherwise permitted or required under this Agreement; (b) Liens securing Indebtedness permitted under Section 7.4; (c) Permitted Liens; and (d) Liens specifically disclosed in Schedule 4 attached hereto.

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Section 7.7 Investments. The Borrower shall not, and shall cause each Subsidiary to not, make any loan or advance to any Person or purchase or otherwise acquire the capital stock or obligations of, or any equity or other interest in, any Person, or all or substantially all of the assets of any Business Unit or any Person (collectively, “Investments”) or enter into any agreement to do any of the foregoing, except: (a) Investments held in the form of Cash Equivalents; (b) Investments made in the form of short-term loans made by the Borrower in the ordinary course of its business; (c) Investments existing as of the date of this Agreement, reflected in the balance sheet referred to in Section 5.8(b) and in amounts not greater than the amounts referred to therein; (d) Investments made by any Subsidiary to the Borrower; (e) Investments made by the Borrower to or in any wholly-owned Subsidiary; (f) Investments made by any Subsidiary to the Borrower or to any wholly-owned Subsidiary; (g) Investments made as part of a Permitted Acquisition; and (h) other Investments directly related to the business of the Borrower not to exceed Fifteen Million Dollars ($15,000,000) in any fiscal year, or Twenty-five Million Dollars ($25,000,000) in the aggregate at any time.

Section 7.8 Operations. The Borrower shall not engage in any activity which is substantially different from or unrelated to the present business activities of the Borrower nor discontinue any portion of the Borrower’s present business activities which constitutes a substantial portion thereof.

Section 7.9 Securities. The Borrower shall not issue, sell, or otherwise distribute any stock, bond, note, debenture or other security of the Borrower, except (i) notes or other debt instruments evidencing Indebtedness permitted by this Agreement, and (ii) securities issued pursuant to the conversion of outstanding convertible securities that are outstanding as of the date of this Agreement.

Section 7.10 ERISA Compliance. Neither the Borrower nor any member of the Controlled Group nor any Plan of any of them will (a) engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code; (b) incur any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) whether or not waived; (c) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any property of the Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; or (d) violate state or federal securities laws applicable to any Plan.

Section 7.11 Accounting Change. The Borrower shall maintain a fiscal year ending on January 31 and shall not make any significant change in accounting policies or reporting practices other than changes required by GAAP or otherwise required by law.

Section 7.12 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50:1.00.

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(b) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio to be greater than 3.00:1.00.

ARTICLE 8.

EVENTS OF DEFAULT

Section 8.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder.

(a) Payment Default. The Borrower fails to pay (i) the principal amount of the Loans on the Maturity Date, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Breach of Warranty. Any representation or warranty made or deemed made by the Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) Breach of Certain Covenants. The Borrower shall have failed to comply with Sections 6.3, 6.9 and 6.12(e) or any provision of Article 7 of this Agreement;

(d) Breach of Other Covenants. The Borrower shall fail to perform or observe any other covenant, obligation or term of this Agreement, including those set forth in Section 7.12, or any other Loan Document to which it is a party and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which written notice thereof shall have been given to the Borrower by the Agent or any Lender or (ii) the date upon which a Responsible Officer of the Borrower knew or reasonably should have known of such failure; or

(e) Material Adverse Change. An event shall occur which results in a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition of the Borrower and its Subsidiaries taken as a whole; or

(f) Cross-default. The Borrower or any of its Subsidiaries shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) or any interest or premium thereon and such failure shall continue without waiver after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Indebtedness and required to be performed and such failure shall continue without waiver after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of such Indebtedness, or (iii) any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof; or

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(g) Voluntary Bankruptcy, Etc. The Borrower or any of its Subsidiaries shall: (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United State Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

(h) Involuntary Bankruptcy, Etc. An order for relief shall be entered against the Borrower or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors; or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Borrower or any of its Subsidiaries or of any substantial part of any of its or their property, or ordering the reorganization, winding-up or liquidation of any of their affairs; or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Borrower or any of its Subsidiaries seeking any of the relief specified in Section 8.1(g) or this Section 8.1(h) without the petition being dismissed prior to that time (Lenders shall have no obligation to extend Loans to the Borrower during this sixty (60) day period); or

(i) Insolvency, Etc. The Borrower or any of its Subsidiaries shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of the Borrower or any of its Subsidiaries, as the case may be, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of the Borrower or any of its Subsidiaries, as the case may be; or

(j) Judgment. A final judgment or order for the payment of money in excess of Five Million Dollars ($5,000,000) not covered by insurance is entered against the Borrower or any of its Subsidiaries, and such judgment or order shall continue without being discharged, vacated, bonded or execution thereon stayed pending appeal for a period of thirty (30) consecutive days; or

(k) Involuntary Liens. Any involuntary Lien in the sum of One Hundred Thousand Dollars ($100,000) or more shall attach to any asset or property of the Borrower which (i) is not discharged within sixty (60) days after such attachment or within thirty (30) days after notice from the Agent or any Lender, whichever first occurs, or (ii) constitutes an involuntary Lien for taxes not yet due.

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(l) ERISA. The Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of One Hundred Thousand Dollars ($100,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) of ERISA), having aggregate Unfunded Vested Liabilities in excess of One Hundred Thousand Dollars ($100,000) shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans; or

(m) Change in Control. A Change in Control occurs without the express written consent of the Agent and the Lenders; or

(n) Condemnation. Such portion of the properties of the Borrower or of the Collateral as in the reasonable opinion of Majority Lenders constitutes a substantial portion thereof shall be condemned, seized or appropriated; or

(o) Governmental Approvals. Any Government Approval or registration or filing with any Governmental Authority now or hereafter required in connection with the performance by the Borrower of its obligations set forth in the Loan Documents shall be revoked, withdrawn or withheld or shall fail to remain in full force and effect unless in the reasonable opinion of Majority Lenders such revocation, withdrawal or withholding would not be likely to have a material adverse affect on the ability of the Borrower to perform its obligations under the Loan Documents; or

(p) Other Government Action. Any act of any Governmental Authority shall, in the reasonable opinion of Lenders, deprive the Borrower of any substantial right, privilege, or franchise or substantially restrict the exercise thereof which deprivation would, in the reasonable opinion of Majority Lenders, be likely to have a material adverse effect on the financial condition or operations of the Borrower and such act is not revoked or rescinded within sixty (60) days after it becomes effective or within thirty (30) days after notice from the Agent or any Lender, whichever first occurs; or

(q) Guarantor Default; Invalidity of Guaranty Agreements. Any Guarantor shall fail to perform or observe any other covenant, obligation or term of any Guaranty Agreement or any other Loan Document to which it is a party and such failure shall continue unremedied after the applicable grace period, if any, specified in such Guaranty Agreement or Loan Document, or any defined “Event of Default” as defined in such Guaranty Agreement or Loan Document shall have occurred and is continuing; or any Guaranty Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (except as expressly permitted hereunder), or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

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(r) Failure of Security. Any Collateral Document ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or the Agent shall not have or shall cease to have a valid and perfected Lien of first priority (other than Liens expressly permitted to be prior to such Lien pursuant the applicable Collateral Document) in the Collateral purported to be covered thereby, in each case for any reason other than (i) the payment in full of the Obligations or (ii) the failure of the Agent, the L/C Issuer or any Lender to take any action within their exclusive control; or

(s) Invalidity of Loan Documents. Any other Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or payment in full of each Loan and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or any Guarantor denies that it has any or further liability or obligation under any other Loan Document, or purports to revoke, terminate or rescind any Loan Document.

Section 8.2 Consequences of Default.

(a) General Remedies. If any of the Events of Default described in Section 8.1(g) or Section 8.1(h) shall occur, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the Borrower shall be obligated to Cash Collateralize the L/C Obligations (in an amount equal to then Outstanding Amount thereof), the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable under this Agreement or under any other Loan Document shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, in each case without further act of the Agent or any Lender. If any other Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, the Agent shall at the request, or may with the consent, of Majority Lenders, declare the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated, require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to then Outstanding Amount thereof) and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable under this Agreement or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and exercise on behalf of itself, Lenders and L/C Issuer all rights and remedies available to it, Lenders and L/C Issuer under the Loan Documents. The rights and remedies set forth in this Section 8.2 shall be in addition to any and all rights and remedies set forth in the other Loan Documents.

(b) Cash Collateral. Regardless of whether the Borrower’s obligations to repay the Loans, interest accrued and unpaid thereon, and the other amounts owing or payable under this Agreement or under any other Loan Document, have been accelerated pursuant to subsection (a) above, so long as any Event of Default shall have occurred and be continuing, the Agent may realize on any or all of the Collateral by exercising any remedies provided in the Collateral Documents. Amounts paid or received under this Agreement or any other Loan Document after the occurrence of an Event of Default in respect of (i) the Outstanding Amount of all L/C Obligations or (ii) payments or transfers under any Swap Contract between the Borrower and any Lender and/or any Affiliate of any Lender and/or Financial Transaction Contract not then due, shall be held (and applied) as Cash Collateral to secure the payment and performance of the Obligations.

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ARTICLE 9.

THE AGENT

Section 9.1 Appointment and Authority. Each of Lenders and L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, Lenders and L/C Issuer, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 9.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Guarantor, any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to Lenders.

Section 9.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Guarantor or any of its or their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

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The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Lender or L/C Issuer.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 hereof or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 9.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower or any Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

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Section 9.6 Resignation of Agent. The Agent may at any time give notice of its resignation to Lenders, L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring the Agent gives notice of its resignation, then the retiring the Agent may on behalf of Lenders and L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring the Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of Lenders or L/C Issuer under any of the Loan Documents, the retiring the Agent shall continue to hold such collateral security until such time as a successor the Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Majority Lenders appoint a successor the Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) the Agent, and the retiring the Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor the Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring the Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 6.13, Section 10.12 and Section 10.13 shall continue in effect for the benefit of such retiring the Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring the Agent was acting as the Agent.

Any resignation by Bank of America as the Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as the Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.7 Non-Reliance on Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or L/C Issuer hereunder.

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Section 9.9 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Guarantor, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuer and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuer and the Agent and their respective agents and counsel and all other amounts due Lenders, L/C Issuer and the Agent under Section 2.3(h) and Section 2.3(i), Section 2.10, Section 6.13, Section 10.12 and Section 10.13) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to Lenders and L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 2.10, Section 6.13, Section 10.12 and Section 10.13.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments of the Lenders and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) to confirm that the Agent does not claim a Lien or security interest in specific property leased to the Borrower under a lease which the Borrower certifies to the Agent is an operating lease, (iv) to release or subordinate any Lien or security interest in specific property not covered elsewhere and not exceeding an aggregate value of Two Million Dollars ($2,000,000) during any fiscal year, or (v) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders;

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(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.4(g);

(c) to release any Guarantor from its obligations under the Guaranty Agreement to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(d) to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer. Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Majority Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the L/C Issuer. The Agent is hereby authorized (but not obligated) on behalf of all of the Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents. The Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or it owned by the Borrower or any Guarantors or is cared for, protected or insured or that the Liens granted to the Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 9.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act of omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of Lenders and that the Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer, to the extent they are not the same parties; and

(e) act as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should any Lender or the L/C Issuer (other than the Agent) obtain possession of any such Collateral, such Lender or L/C Issuer shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement to which it is a party pursuant to this Section 9.10.

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ARTICLE 10.

MISCELLANEOUS

Section 10.1 Amendments; Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Guarantor therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Guarantor, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.1 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2(a)) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.9 or Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(g) release any Guarantor that is a Material Subsidiary from the Guaranty Agreement or Subsidiary Security Agreement to which it is a party without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

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Section 10.2 No Waiver; Remedies Cumulative. No failure by any Lender, L/C Issuer or the Agent to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default or prejudice the rights of any Lender, L/C Issuer or the Agent in the exercise of any right hereunder or thereunder. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by Law.

Section 10.3 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the state of Oregon (excluding its conflict of laws rules), except in the case of the Collateral Documents, where the location of Collateral requires that the creation, validity, perfection, or enforcement of the security interests provided for herein be governed by the Laws of the jurisdiction where such Collateral is located.

(b) Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the state of Oregon sitting in Multnomah County and of the United States District Court of the District of Oregon, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Oregon state court or, to the fullest extent permitted under applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its property in the courts of any jurisdiction.

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(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each Party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.6. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.

Section 10.4 Mandatory Arbitration.

(a) This Section 10.4 concerns the resolution of any controversies or claims among or between the Borrower, the Agent, Lenders, L/C Issuer and their Related Parties, whether arising in contract, tort or by statute, including but not limited to, controversies or claims that arise out of or relate to this Agreement or any other Loan Document (collectively a “Claim”).

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Arbitration Act”). The Arbitration Act will apply even though this Agreement provides that it is governed by the Law of the state of Oregon. The arbitration will take place on an individual basis without resort to any form of class action. Nothing contained in this Section shall override any contrary provision contained in any Swap Contract or Financial Transaction Contract.

(c) Arbitration proceedings will be determined in accordance with the Arbitration Act, then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section 10.4. In the event of any inconsistency, the terms of this Section 10.4 shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by Law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Portland, Multnomah County, Oregon. All Claims shall be determined by one arbitrator; provided, however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three (3) arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

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(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This Section 10.4 does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim. Regardless of anything else in this Section 10.4, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

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Section 10.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.6 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone, shall be made to the applicable address, telecopier number or telephone number specified for such Person on Schedule 2 attached hereto. Notices to the Guarantors shall be made to the applicable address or telecopier number specified in the Guaranty Agreement to which Guarantor is a party. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 hereof if such Lender or L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(c) Change of Address, Etc. Each of the Borrower, the Agent, L/C Issuer and Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent, L/C Issuer and Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Agent, L/C Issuer and Lenders. The Agent, L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 10.7 Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 10.8(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1 such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

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A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, L/C Issuer and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Five Million Dollars ($5,000,000) unless, in each case, each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

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(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire in a form supplied by the Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

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(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.1, Section 3.4, Section 3.5, Section 6.13, Section 10.13 and Section 10.14 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Note and/or Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.1, Section 3.4, Section 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or Section 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.9 Treatment of Certain Information; Confidentiality. Each of the Agent, Lenders and L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Each Lender agrees that in the event that it is requested to disclose non-public information under the circumstances set forth in clauses (b) or (c) above, such Lender shall (to the extent permitted by applicable law) provide the Borrower with prompt notice of such requested disclosure so that the Borrower may seek a protective order or other appropriate remedy; provided, however, that no Lender shall incur any liability for failing to provide the Borrower with such notice, and, in any event, Lenders will endeavor in good faith to provide only that portion of such requested non-public information which, in the reasonable judgment of such Lender, is relevant and legally required to be provided.

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For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent, Lenders and L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 10.10 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent, L/C Issuer or any Lender, or the Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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Section 10.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agent and Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Agent and Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Agent nor Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Agent nor Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Agent and Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Agent and Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against the Agent and Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.12 Indemnification; Reimbursement.

(a) Indemnification by Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

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(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 6.13 or subsection (a) of this Section to be paid by it to the Agent (or any sub-agent thereof), L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of Lenders under this subsection (b) are subject to the provisions of Section 2.13(d).

(c) Payment; Survival. All amounts due under this Section 10.12 shall be payable not later than ten (10) Business Days after demand therefor, and (i) if the Borrower shall default in its obligations under subsection (a) of this Section, interest shall accrue on the unpaid amount thereof at a per annum rate equal to the Default Rate from the date demand is made upon the Borrower therefor until repaid in full and (ii) if any Lender shall default in its obligations under subsection (b) of this Section, interest shall accrue on the unpaid amount thereof at a per annum rate equal to the Federal Funds Rate from the date demand is made upon such Lender therefor until repaid in full. The obligations of the Borrower and Lenders under this Section 10.12 shall survive the resignation of the Agent, L/C Issuer and Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.13 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. Neither the Agent (or any sub-agent thereof), L/C Issuer, any Lender nor any Related Party of any of the foregoing Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Page 89 – AMENDED AND RESTATED LOAN AGREEMENT

Section 10.14 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.15 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent, any Lender or L/C Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.

Section 10.16 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.16, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Page 90 – AMENDED AND RESTATED LOAN AGREEMENT

Section 10.17 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.18 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.19 Conditions Not Fulfilled. If the Commitments are not borrowed owing to nonfulfillment of any condition precedent specified in Article 4 hereof, no party hereto shall be responsible to any other parties for any damage or loss by reason thereof, except that the Borrower shall be in any event liable to pay the fees, Taxes, costs and expenses for which it is obligated hereunder.

Section 10.20 Entire Agreement. This Agreement and the other Loan Documents comprise the entire agreement and understanding among the Borrower, Lenders, L/C Issuer and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 10.21 Construction. In the event of any conflict between the terms, conditions and provisions of this Agreement and those of any other Loan Document, the terms, conditions and provisions of this Agreement shall control.

Section 10.22 Amendment and Restatement. This Agreement shall become effective on the Closing Date and shall supersede all provisions of the Existing Loan Agreement as of such date. From and after the Closing Date all references made to the Existing Loan Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

Section 10.23 USA PATRIOT Act Notice. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent and each Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Page 91 – AMENDED AND RESTATED LOAN AGREEMENT

Section 10.24 Oral Agreements Not Enforceable.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY LENDERS TO BE ENFORCEABLE.

[Remainder of page intentionally left blank]

Page 92 – AMENDED AND RESTATED LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

BORROWER:	CASCADE CORPORATION, an Oregon corporation

	By:	/s/ JOSEPH G. POINTER
	Name:	Joseph G. Pointer
	Title:	Vice President and CFO

LENDER, SWING LINE LENDER and L/C ISSUER:	BANK OF AMERICA, N.A., a national banking association

	By:	/s/ MICHAEL W. SNOOK
	Name:	Michael W. Snook
	Title:	Senior Vice President

LENDER:	UNION BANK, N.A., a national banking association

	By:	/s/ STEPHEN A. SLOAN
	Name:	Stephen A. Sloan
	Title:	Vice President

AGENT:	BANK OF AMERICA, N.A., a national banking association

	By:	/s/ TIFFANY SHIN
	Name:	Tiffany Shin
	Title:	Assistant Vice President

Page 93 – AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE 1

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$60,000,000.00	60.000000000%
Union Bank, N.A.	$40,000,000.00	40.000000000%

Total	$100,000,000.00	100.000000000%

Page 1 – SCHEDULE 1

SCHEDULE 2

ADDRESSES FOR NOTICES

CASCADE CORPORATION:

Cascade Corporation
2201 N.E. 201st Avenue
Fairview, OR 97024
Attention: John Cushing
Treasurer
Telephone: (503) 669-6705
Facsimile: (503) 669-6716
Email: john.cushing@cascorp.com

With a copy to:

Miller Nash LLP
3400 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
Attn: Jack B. Schwartz
Facsimile: (503) 224-0155
Email: Jack.Schwartz@millernash.com

AGENT:

Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Credit Services
Mail Code: CA4-702-02-25
2001 Clayton Road, Bldg. B
Concord, CA 94520
Attention: Sue Pfohl
Telephone: (925) 675-8783
Facsimile: (888) 969-9267
Electronic Mail: sue.pfohl@baml.com

Wire instructions:
Bank: Bank of America, New York
ABA # 026009593
Account Name: Corporate FTA
Account Number: 3750836479
Attention: Sue Pfohl
Reference: Cascade Corporation

Other Notices as Agent:
Bank of America, N.A.
Agency Management

Page 1 – SCHEDULE 2

Mail Code: WA1-501-17-32
800 Fifth Avenue, Floor 17
Seattle, WA 98104-7001
Attention: Tiffany Shin
Assistant Vice President
Telephone: (206) 358-0078
Facsimile: (415) 343-0561
Electronic Mail: tiffany.shin@baml.com

L/C ISSUER:

Bank of America, N.A.
Standby Letter of Credit Department
1000 West Temple Street, 7th Floor
Mail Code: CA9-705-07-05
Los Angeles, CA 90012
Attention: Sandra M. Leon
Vice President
Telephone: (213) 345-5231
Facsimile: (213) 345-6694
Electronic Mail: sandra.leon@baml.com

BANK OF AMERICA, N.A.

(Notices as a Lender):
Bank of America, N.A.
Commercial Banking
Mail Code: OR1-129-17-15
121 SW Morrison St., Suite 1700
Portland, OR 97204
Attention: Michael W. Snook
Senior Vice President
Telephone: (503) 795-6426
Facsimile: (503) 795-6404
Email: michael.w.snook@baml.com

UNION BANK, N.A.

(Notices as a Lender):
Union Bank, N.A.
407 SW Broadway
Portland, OR 97205
Attention: Steve Sloan
Vice President
Telephone: (503) 225-3671
Facsimile: (503) 225-2846
Email: steve.sloan@unionbank.com

Page 2 – SCHEDULE 2

SCHEDULE 3

Litigation

None.

Page 1 – SCHEDULE 3

SCHEDULE 4

Liens

Cascade (Japan) Limited, a wholly-owned subsidiary of the Borrower, has a mortgage in the amount of Yen 292,500,000 as of July 31, 2011. The mortgage is secured by a lien on Cascade Japan’s land and building.

Page 1 – SCHEDULE 4

SCHEDULE 5

Intellectual Property Claims

None.

Page 1 – SCHEDULE 5

SCHEDULE 6

Environmental Matters

The Borrower’s specific environmental matters consist of the following:

Fairview, Oregon

In 1996, the Oregon Department of Environmental Quality issued two Records of Decision affecting the Fairview, Oregon manufacturing facility. The records of decision required us to initiate remedial activities related to the cleanup of groundwater contamination at and near the facility. Remediation activities have been conducted since 1996 and current estimates provide for some level of activity to continue through 2019. Costs of certain remediation activities at the facility are shared with The Boeing Company, with Cascade paying 70% of these costs. The recorded liability for ongoing remediation activities at our Fairview facility was $2.5 million at July 31, 2011 and $2.7 million at January 31, 2011.

Springfield, Ohio

In March 2010 the Borrower signed a Facility Lead Corrective Action Agreement (“Action Agreement”) with the Ohio Environmental Protection Agency, which outlines a more comprehensive remediation plan at the Springfield, Ohio facility. The Borrower had previously been performing remediation activities under a consent order signed in 1994, which had required the installation of remediation systems for the cleanup of groundwater contamination. The Action Agreement specifies an action plan that would allow the Borrower to be more proactive in environmental cleanup efforts. The current estimate is that the remediation activities will continue through 2019. The recorded liability for ongoing remediation activities in Springfield was $1.5 million at July 31, 2011 and $1.7 million at January 31, 2011.

The reliability and precision of the loss estimates are affected by numerous factors, such as different stages of site evaluation and reevaluation of the degree of remediation required. Liabilities are adjusted as new remediation requirements are defined, as information becomes available permitting reasonable estimates to be made and to reflect new and changing facts. It is reasonably possible that changes in estimates will occur in the near term and the related adjustments to environmental liabilities may have a material impact on the Borrower’s operating results. Unasserted claims are not currently reflected in environmental remediation liabilities.

Page 1 – SCHEDULE 6

SCHEDULE 7

Taxes

As of July 31, 2011 the Borrower’s liability for uncertain tax positions recorded in its financial statements was $2.5 million, excluding interest and penalties. The Borrower recognizes interest and penalties related to uncertain tax positions in income tax expense. As of July 31, 2011, the Borrower had approximately $900,000 of accrued interest and penalties related to uncertain tax positions.

As of July 31, 2011, the Borrower remains subject to examination in various state and foreign jurisdictions for the 2003 – 2011 fiscal tax years.

Page 1 – SCHEDULE 7

SCHEDULE 8

Subsidiaries

Subsidiary	Type of Operation	Date Acquired or Created	Jurisdiction

Cascade (Australia) Pty. Ltd.	Sales and Manufacturing	Acquired 1997	Australia

Valray Engineering Pty. Ltd.	Dormant	Acquired 1997	Australia

White Systems International Pty. Ltd.	Dormant	Acquired 1997	Australia

Cascade Xiamen Forklift Truck Attachment Co., Ltd.	Sales and Manufacturing	Created 1987	China

Cascade (Japan) Limited	Sales	Created 1967	Oregon, U.S.A.

Cascade Korea Limited	Sales	Created 1990	South Korea

PSM LLC	Sales and Manufacturing	Created 2006	Washington, U.S.A.

Cascade (Canada) Ltd.	Sales and Manufacturing	Acquired 1997	Canada

Cascade (U.K.) Limited	Sales and Manufacturing	Acquired 1997	U.K.

Cascade Italia S.r.l.	Sales and Manufacturing	Created 1985	Italy

Cascade B.V. (formerly identified as Cascade NV)	Sales and Manufacturing	Created 1959	Netherlands

Cascade GmbH	Sales and Manufacturing	Created 1968	Germany

Cascade Hispania S.A.	Sales	Created 1985	Spain

Cascade Grundstucks GmbH	Finance	Created 2004	Germany

Cascade (Scandinavia) Hydraulik A.B.	Sales	Created 1974	Sweden

Cascade Finland			Finland

Cascade India Material Handling Pvt. Ltd.	Sales	Created 2009	India

Cascade (France) S.A.R.L.	Sales and Warehouse	Created 1968	France

Page 1 – SCHEDULE 8

Subsidiary	Type of Operation	Date Acquired or Created	Jurisdiction

Cascade France MHP S.A.R.L.	Sales	Created 2002	France

Cascade (Hebei) Fork Co., Ltd. including as successor by merger to Jiahai (Hebei) Forks Co. Ltd.	Sales and Manufacturing	Created 2006	China

Cascade IFSC Ltd.	Finance	Created 1998	Ireland

3038715 Nova Scotia Co.	Dormant	Created 2000	Canada

Cascade (Sheffield) Ltd.	Finance	Created 1967	U.K.

CNS (Halifax) Ltd.	Finance	Created 1997	Canada

Cascade (Africa) Pty. Ltd.	Sales	Created 1967	South Africa

Cascade New Zealand Ltd.	Sales	Acquired 1997	New Zealand

Hyco-Cascade Pty. Ltd.	Dormant	Acquired 1997	New Zealand

Cascade (Hong Kong) Forklift Truck Attachment Company Limited	Sales	Created 2001	China

CNS (Nova Scotia) Co.	Finance	Created 1997	Canada

American Compaction Equipment, Inc.	Sales and Manufacturing	Acquired 2007	U.S.A.

Page 2 – SCHEDULE 8

SCHEDULE 9

ERISA

The Borrower sponsors a defined benefit plan in England. The plan is funded, and the Borrower’s policy is to make annual contributions based on actuarially determined funding requirements. The accumulated benefit obligation of the plans was $7.3 million at January 31, 2011, and the net unfunded pension liability was $1.1 million.

The Borrower also provides a post-retirement benefit plan, consisting of health care coverage for eligible retirees and qualifying dependents in the United States. This plan is not funded, and the Borrower has no plan to provide funding other than annual contributions, which represent the benefits paid for the year.

Borrower also maintains the Cascade Corporation Savings and Investment Plan.

Page 1 – SCHEDULE 9

EXHIBIT A

FORM OF NOTE

August 29, 2011

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [INSERT NAME OF LENDER], a [INSERT TYPE OF ENTITY AND JURISDICTION OF LENDER], or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Loan Agreement, dated as of August 29, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent, L/C Issuer and Swing Line Lender.

[This Note amends, restates and continues that certain Promissory Note made by the Borrower in favor of the Lender dated July 29, 2009 in the amount of [INSERT AMOUNT] (the “Prior Note”). The indebtedness evidenced by the Prior Note has not been repaid, satisfied or discharged and nothing herein shall constitute a repayment, satisfaction or discharge of such indebtedness.]

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. [Except as otherwise provided in Section 2.4(f) of the Agreement with respect to Swing Line Loans, a] [A]ll payments of principal and interest shall be made to the Agent for the account of the Lender in Dollars in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Page 1 – EXHIBIT A

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON.

CASCADE CORPORATION, an Oregon corporation

By:
Name:
Title:

Page 2 – EXHIBIT A

EXHIBIT B

FORM OF LOAN NOTICE

Date:             ,

To:    Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan Agreement, dated as of August 29, 2011, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement,” the terms defined therein being used herein as therein defined, among Cascade Corporation (the “Borrower”), Lenders from time to time party thereto, and Bank of America, N.A., as Swing Line Lender, L/C Issuer and the Agent.

The undersigned hereby requests (select one):

☐  A borrowing of Revolving Loans

☐  A conversion or continuation of Revolving Loans

☐  A borrowing of Swing Line Loans

1.    On                                         (a Business Day).

2.    In the amount of $            .

3.    Comprised of            .

(type of Loan requested)

4.     For Offshore Rate Loans: With an Applicable Interest Period of             months.

The Loan requested herein complies with the proviso to the first sentence of Section 2.1, or Section 2.4(a) as appropriate, of the Loan Agreement.

CASCADE CORPORATION, an Oregon corporation

By:
Name:
Title:

Page 1 – EXHIBIT B

EXHIBIT C

QUARTERLY COMPLIANCE CERTIFICATE

THE UNDERSIGNED, being the                     of CASCADE CORPORATION, an Oregon corporation, (the “Borrower”) does hereby certify to BANK OF AMERICA, N.A., UNION BANK, N.A. (the “Lenders”) and BANK OF AMERICA, N.A., as agent for Lenders (in such capacity, the “Agent”) under the Loan Agreement (as hereinafter defined), as follows:

1. This Certificate is given pursuant to Section 6.10(c) of that certain Amended and Restated Loan Agreement dated as of August 29, 2011 by and among the Borrower, the Lenders and the Agent (as the same may be amended, modified or extended from time to time the “Loan Agreement”). Capitalized terms not otherwise defined in this Certificate shall have the meanings set forth in the Loan Agreement.

2. The financial statements for the Fiscal Quarter ended                     , 20    delivered with this Certificate pursuant to the requirements of Section 6.10(c) of the Loan Agreement have been prepared in accordance with GAAP and present fairly the consolidated financial position and the results of operations of the Borrower and its Subsidiaries as of the end of and for such fiscal period.

3. There has not existed during the fiscal quarter ended                     , 20    and there does not now exist any Default or Event of Default under the Loan Agreement.

4. The computations and descriptions set forth in Schedule 1 hereto demonstrate compliance with the financial covenants in Section 7.12 of the Loan Agreement.

5. Capitalized terms used herein and not otherwise defined shall have the meanings defined in the Loan Agreement.

DATED this         day of                     , 20    .

CASCADE CORPORATION, an Oregon corporation

By:
Name:
Title:

Page 1 – EXHIBIT C

For the Fiscal Quarter ended                     (“Statement Date”). All items listed below are as of the Statement Date, unless otherwise indicated.

SCHEDULE 1

to Quarterly Compliance Certificate

Page 2 – EXHIBIT C

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities ) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Cascade Corporation

Page 1 – EXHIBIT D

4.	Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Amended and Restated Loan Agreement, dated as of August 29, 2011, among Cascade Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent, L/C Issuer and Swing Line Lender.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number

			$	$	%

			$	$	%

			$	$	%

7.	Trade Date:

Effective Date:                     , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Page 2 – EXHIBIT D

[Consented to and] Accepted:
BANK OF AMERICA, N.A., as
Agent
By:
Title:

[Consented to:]
CASCADE CORPORATION

By:
Title:

Page 3 – EXHIBIT D

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Amended and Restated Loan Agreement, dated as of August 29, 2011, among

Cascade Corporation, the Lenders from time to time party thereto, and Bank of

America, N.A., as Agent, L/C Issuer and Swing Line Lender.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.8(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.8(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.10 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

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2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Oregon.

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EXHIBIT E

FORM OF CONTINUING GUARANTY

This Continuing Guaranty (“Guaranty”) is made as of [INSERT DATE OF GUARANTY], by [INSERT NAME OF GUARANTOR], a [INSERT TYPE OF ENTITY AND JURISDICTION OF GUARANTOR] (“Guarantor”) in favor of Bank of America, N.A., a national banking association, as agent for its benefit and the ratable benefit of the Lenders (as defined below) and its successors as agent for the Lenders (in such capacity, and together with its successors as agent for the Lenders, the “Agent”).

Factual Background

A. Guarantor is executing this Guaranty pursuant to that certain Amended and Restated Loan Agreement dated as of August 29, 2011 by and among Cascade Corporation, an Oregon corporation (the “Borrower”), the several financial institutions from time to time party thereto (collectively, the “Lenders”), and Bank of America, N.A., as Agent, L/C Issuer and Swing Line Lender (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Loan Agreement”). Capitalized terms used in this Guaranty and not defined herein shall have the meanings given in the Loan Agreement.

B. Guarantor is a wholly-owned subsidiary of Borrower. Guarantor will receive benefit from the loans made by the Lenders in that Borrower provides needed working capital to Guarantor, and Guarantor will obtain a significant portion of that working capital from loans made by the Lenders to Borrower.

1. Guaranty. Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, (a) all obligations of Borrower under or in connection with the Loan Agreement and each of the other Loan Documents to which Borrower is or may become a party, whether for principal, interest, costs, fees, expenses, indemnities or otherwise, (b) all obligations of Guarantor existing under this Guaranty and each other Loan Document to which it is or may become a party, in each case whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, (c) all debts, liabilities, obligations, covenants and duties of the Borrower owing to any Lender and/or any Affiliate of any Lender and arising under any Swap Contract, whether absolute or contingent, due or to become due, now existing or hereafter arising, (d) all debts, liabilities, obligations, covenants and duties of the Borrower and/or any of its Subsidiaries owing to Bank of America and/or any Affiliate of Bank of America and arising under any Financial Transaction Contract, whether absolute or contingent, due or to become due, now existing or hereafter arising, and (e) as the same may from time to time be modified, amended, extended or renewed (including all renewals, extensions and modifications thereof and all reasonable costs, attorneys’ fees and expenses incurred by Agent in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”). Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive absent manifest error for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Guarantor under this Guaranty. The obligations of Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

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2. No Setoff or Deductions. All payments by Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes.

3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Agent or facilities provided by Agent with respect to the Guaranteed Obligations are terminated.

4. Waiver of Notices. Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Guarantor might otherwise be entitled.

5. Subrogation. Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Agent or facilities provided by Agent with respect to the Guaranteed Obligations are terminated. If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Agent and shall forthwith be paid to Agent to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6. Waiver of Suretyship Defenses. Guarantor agrees that Agent may, at any time and from time to time, and without notice to Guarantor, make any agreement with Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Guarantor under this Guaranty. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of Guarantor hereunder. Guarantor waives any right to enforce any remedy which Agent now has or may hereafter have against Borrower and waives any benefit of and any right to participate in any security now or hereafter held by Agent. Further, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

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7. Exhaustion of Other Remedies Not Required. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Guarantor waives diligence by Agent and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Agent to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against Guarantor.

8. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9. Subordination. Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to Guarantor as subrogee of Agent or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If Agent so requests, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for Agent and the proceeds thereof shall be paid over to Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

10. Information. Guarantor agrees to furnish promptly to Agent any and all financial or other information regarding Guarantor or its property as Agent may reasonably request in writing.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Agent.

12. Notices. All notices, requests and demands required under this Guaranty must be in writing, addressed to Agent at the address specified in the Loan Agreement, to Guarantor at its address specified below, or to such other address as any party may designate by written notice to each other party. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

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13. Expenses. Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of Agent’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of Agent in any case commenced by or against Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

14. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Agent and Guarantor.

15. No Waiver. No failure by Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

16. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Agent (and any attempted assignment without such consent shall be void), (b) inure to the benefit of Agent and each Lender and their respective successors and assigns and any Lender may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of Oregon. Guarantor hereby irrevocably (i) submits to the non exclusive jurisdiction of any United States Federal or State court sitting in Multnomah County, Oregon, in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Agent or any Lender in connection with such action or proceeding shall be binding on Guarantor if sent to Guarantor by registered or certified mail at its address specified below. Guarantor agrees that Agent or any Lender may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in Agent’s or such Lender’s possession concerning Guarantor, this Guaranty and any security for this Guaranty.

17. Condition of Borrower. Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as Guarantor requires, and that Agent has no duty, and Guarantor is not relying on Agent at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrower.

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18. Setoff. If and to the extent any payment is not made when due hereunder, Agent may setoff and charge from time to time any amount so due against any or all of Guarantor’s accounts or deposits with Agent.

19. Other Guarantees. Unless otherwise agreed by Agent and Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of Agent or any term or provision thereof.

20. Representations and Warranties. Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (iv) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (v) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of Guarantor and it has received adequate consideration for this Guaranty; and (vi) the financial information, that has been delivered to Agent by or on behalf of Guarantor, is complete and correct in all respects and accurately presents the financial condition and the operational results of Guarantor and since the date of the most recent financial statements delivered to Agent, there has been no material adverse change in the financial condition or operational results of Guarantor.

21. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTOR AND AGENT EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

22. Security. The Guaranteed Obligations shall be secured by a security interest in all assets of the Guarantor. Contemporaneous with the execution of this Guaranty, Guarantor shall also execute and deliver a Subsidiary Security Agreement granting such a security interest to the Agent, for the benefit of the Secured Creditors, all as defined therein. Guarantor shall provide all such other documentation reasonably required by Agent and the Lenders to document a first priority perfected security interest in the assets of Guarantor, including, but not limited to, filings in foreign jurisdictions. To the extent such documentation is not available upon the date of execution of this Guaranty, Guarantor agrees to facilitate this process at its own expense, and shall cause such documentation to be provided to Agent and Lenders within the time period set forth in the Loan Agreement.

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[Remainder of page intentionally left blank; signature page follows]

Executed this             day of [INSERT MONTH], [INSERT YEAR].

GUARANTOR:	[INSERT NAME OF GUARANTOR], a [INSERT TYPE OF ENTITY AND JURISDICTION OF GUARANTOR]
By:
Name:
Title:

Address:

Facsimile:

Accepted and agreed as of the first date

written above.

BANK OF AMERICA, N.A., as Agent
By:
Name:
Title:

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EXHIBIT F

FORM OF SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is dated as of [INSERT DATE OF SECURITY AGREEMENT], by and between [INSERT NAME OF DEBTOR], a [INSERT ENTITY TYPE AND JURISDICTION OF DEBTOR] (“Debtor”), and BANK OF AMERICA, N.A., as Agent for the Lenders (in such capacity, “Agent”). Capitalized terms used and not defined herein shall have the meanings given to them in the Loan Agreement, as defined below.

Recitals:

A. This Security Agreement is given to secure all of Debtor’s obligations of payment and performance then or thereafter arising under or in connection with the Continuing Guaranty dated of even date hereof (the “Guaranty”).

B. Bank of America, N.A. (“Bank of America”) in its individual capacity and other lenders party to the Amended and Restated Loan Agreement dated as of August 29, 2011 (as amended from time to time, the “Loan Agreement”), are providing credit facilities to Cascade Corporation, the parent of Debtor, under the Loan Agreement. Bank of America in its individual capacity and the other lenders party to the Loan Agreement are collectively referred to herein as the “Lenders” or the “Secured Creditors.”

C. As a condition precedent to the execution and delivery of the Loan Agreement by the Lenders, the Lenders require Debtor to execute and deliver the Guaranty, and to secure Debtor’s obligations to the Lenders and to the Agent under the Guaranty by granting the Agent a lien on and security interest in all of Debtor’s personal property except as provided in the last paragraph of Section 1 hereof.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be bound hereby, Debtor agrees with Agent; for the benefit of Agent and the Secured Creditors, as follows:

1. GRANT OF SECURITY INTEREST. For valuable consideration, Debtor hereby grants and transfers to Agent, for the benefit of Agent and the Secured Creditors, a security interest in all of the now held and hereafter acquired property of Debtor described as follows (collectively, the “Collateral”):

(a) all accounts, deposit accounts, contract rights, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter-of-credit rights, health-care insurance receivables and other rights to payment of every kind now existing or at any time hereafter arising;

(b) all inventory, goods held for sale or lease or to be furnished under contracts for service, or goods so leased or furnished, raw materials, component parts, work in process and other materials used or consumed in Debtor’s business, now or at any time hereafter owned or acquired by Debtor, wherever located, and all products thereof, whether in the possession of Debtor, any warehousemen, any bailee or any other person, or in process of delivery, and whether located at Debtor’s places of business or elsewhere;

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(c) all warehouse receipts, bills of sale, bills of lading and other documents of every kind (whether or not negotiable) in which Debtor now has or at any time hereafter acquires any interest, and all additions and accessions thereto, whether in the possession or custody of Debtor, any bailee or any other person for any purpose;

(d) all money and property heretofore, now or hereafter delivered to or deposited with Agent or any Lender or otherwise coming into the possession, custody or control of Agent or any Lender (or any agent or bailee of Agent or any Lender) in any manner or for any purpose whatsoever during the existence of this Agreement and whether held in a general or special account or deposit for safekeeping or otherwise;

(e) all investment property of Debtor;

(f) all right, title and interest of Debtor under licenses, guaranties, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service or maintenance agreements, supporting obligations and other similar contracts of every kind in which Debtor now has or at any time hereafter shall have an interest except those directly related to property excluded from Collateral and described below;

(g) all goods, tools, machinery, furnishings, furniture and other equipment of every kind now existing or hereafter acquired, and improvements, replacements, accessions and additions thereto and embedded software included therein (collectively, the “Equipment”), whether located on any property owned or leased by Debtor or elsewhere, including without limitation, any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by Debtor, and all such goods after they have been severed and removed from any of said real property;

(h) all motor vehicles, trailers, mobile homes, manufactured homes, boats, other rolling stock and related equipment of every kind now existing or hereafter acquired and all additions and accessories thereto, whether located on any property owned or leased by Debtor or elsewhere;

(i) to supplement the foregoing list of Collateral, which did not specify that the terms used would be defined or set forth in the Oregon Uniform Commercial Code, the Debtor also grants and transfers to Agent for the benefit of Agent and the Secured Creditors, a security interest in all of the now held and hereafter acquired property of Debtor listed below, it being agreed that such list is added to expand the meaning of “Collateral” by adding the following types of property defined as set forth in the Oregon Uniform Commercial Code, and that any property described below which is not included in (a) through (h) above is hereby added to Collateral. The types of property listed below shall have the meaning given to them in the Oregon Uniform Commercial Code. The list referred to in this subsection is:

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(i) all accounts

(ii) all chattel paper

(iii) all deposit accounts

(iv) all documents

(v) all equipment

(vi) all general intangibles

(vii) all instruments

(viii) all inventory

(ix) all investment property

(x) all letter of credit rights;

together with

(j) whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (collectively, “Proceeds”).

Notwithstanding anything to the contrary in this Agreement, the Collateral shall not include any of the following property of Debtor: (i) any property covered by UCC financing statements, or comparable central filing system documents, listed on Exhibit A attached hereto if the terms of the security agreements or leases applicable to such property (including refinancings, renewals and replacements of such security agreements or leases) prohibit the security interest of the Agent in such property; or (ii) any proceeds of the property described in clause (i) of this paragraph.

2. OBLIGATIONS SECURED. The obligations secured hereby (the “Obligations”) consist of all obligations of any nature whatsoever of Debtor to Agent and Lenders under the Guaranty.

3. TERMINATION. This Agreement will terminate, the Agent’s security interests in the Collateral described in this Security Agreement will terminate, and UCC termination statements will be filed when the Obligations have been fully satisfied, and all commitments under the Guaranty have been terminated.

4. This Section is intentionally left blank.

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5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Agent, for the benefit of the Secured Creditors, that: (a) Debtor’s legal name is exactly as set forth on the first page of this Agreement, and all of Debtor’s organizational documents or agreements delivered to Agent are complete and accurate in every respect; (b) Debtor is the owner and has possession or control of the Collateral and Proceeds; (c) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (d) except for the liens and security interests created hereby, or otherwise agreed to in writing by the Agent, Collateral and Proceeds are: (i) genuine and free from valid liens or encumbrances and (ii) with respect to accounts, to the best of Debtor’s knowledge, except as disclosed in writing to the Secured Creditors, such accounts are free of valid adverse claims, set-offs, default, prepayment, defenses or other conditions precedent except those that occur in the ordinary course of Debtor’s business as Debtor’s business is currently conducted; (e) all statements contained herein and, where applicable, in other Loan Documents as to the Collateral are true and complete in all material respects; (f) except as expressly permitted by the Agent, there is no valid financing statement, or a comparable registration statement under the law of the appropriate jurisdiction, covering any of the Collateral or Proceeds, and naming any Secured Creditor other than Agent, on file in any public office; (g) where Collateral consists of rights to payment, to the best of Debtor’s knowledge, all persons appearing to be obligated on the Collateral and Proceeds have authority and capacity to contract and are bound as they appear to be, all property subject to chattel paper (if any) has been properly registered and filed in compliance with law and to perfect the interest of Debtor in such property, and all such Collateral and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any applicable consumer credit laws; and (h) where the Collateral consists of Equipment, Debtor is not in the business of selling goods of the kind included within such Collateral, and Debtor acknowledges that no sale or other disposition of any such Collateral, including without limitation, any Equipment that Debtor may deem to be surplus, has been consented to or acquiesced in by Agent or Lenders, unless consent or acquiescence is specifically set forth in the Loan Documents.

6. COVENANTS OF DEBTOR.

(a) Debtor agrees: (i) to pay the Obligations secured hereby when due; (ii) to indemnify and hold harmless Agent and each Secured Creditor against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (iii) to pay all costs and expenses, including reasonable attorneys’ fees (whether incurred before trial, at trial, or in any bankruptcy or arbitration proceeding), incurred by Agent in the perfection and preservation of the Collateral or Agent’s interest therein and/or the realization, enforcement and exercise of Agent’s rights, powers and remedies hereunder; (iv) to permit Agent to exercise its powers hereunder; (v) to execute and deliver such documents as Agent deems necessary to create, perfect and continue the security interests contemplated hereby; (vi) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Agent and each Secured Creditor prior written notice thereof; (vii) not to change the places where Debtor keeps any Collateral or Debtor’s records concerning the Collateral and Proceeds without giving Agent and each Secured Creditor prior written notice of the address to which Debtor is moving same; and (viii) to cooperate with Agent in perfecting all security interests granted herein and in obtaining such agreements from third parties as Agent deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

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(b) Debtor agrees with regard to the Collateral and Proceeds (but not with respect to any property other than Collateral and Proceeds), unless Lenders agree otherwise in writing: (i) that Agent is authorized to file financing statements in the name of Debtor to perfect Agent’s security interest in Collateral and Proceeds; (ii) where applicable, to insure the Collateral with Agent named as loss payee, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies, in each case as required by the Loan Documents or in a manner otherwise reasonably satisfactory to Agent; (iii) where applicable, to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iv) not to remove the Collateral from Debtor’s premises, except (A) for deliveries to buyers in the ordinary course of Debtor’s business and (B) Collateral which consists of mobile goods as defined in the Oregon Uniform Commercial Code, in which case Debtor agrees not to remove or permit the removal of such Collateral from its state of domicile for a period in excess of thirty (30) calendar days; (v) to pay when due all license fees; registration fees and other charges in connection with any Collateral; (vi) except to the extent expressly permitted in writing by Agent, not to permit any lien on the Collateral or Proceeds, including without limitation, liens arising from repairs to or storage of the Collateral, except in favor of Agent; (vii) not to sell, hypothecate or dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein, except to the extent permitted by the Loan Agreement; (viii) to permit Agent or any Lender at any reasonable time, and from time to time upon reasonable notice, to inspect the Collateral; (ix) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Agent or its representatives to inspect the same and make copies thereof at any reasonable time; (x) if requested by Agent, to receive and use reasonable diligence to collect Collateral consisting of accounts and other rights to payment and Proceeds, after an Event of Default, in trust and as the property of Agent for the benefit of the Secured Creditors, and to immediately endorse as appropriate and deliver such Collateral and Proceeds to Agent daily in the exact form in which they are received together with a collection report in form satisfactory to Agent; (xi) not to commingle Collateral or Proceeds, or collections thereunder, with other property except for Proceeds deposited in Debtor’s account(s) maintained at Agent. As used herein the prohibition on commingling of Collateral refers to combining or intermixing Equipment or inventory in which Agent is granted a security interest pursuant to this Agreement with other property in which Agent has no security interest if the effect of such combining or intermixing is that the property in which Agent is not granted a security interest hereunder cannot be differentiated and separated from the Collateral in which Agent is granted a security interest pursuant to this Agreement; (xii) to give only allowances and credits on accounts in the ordinary course of Debtor’s business and to advise Agent and each Secured Creditor of the same immediately in writing if they affect any rights to payment or Proceeds in any material respect; (xiii) from time to time, when requested by Agent, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement, and to assign in writing and deliver to Agent all accounts, contracts, leases and other chattel paper, instruments, documents and other evidences thereof, (xiv) in the event Agent elects to receive payments or rights to payment or Proceeds hereunder to pay all reasonable expenses incurred by Agent in connection therewith; including reasonable expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (xv) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

Page 5 – EXHIBIT F

7. POWERS OF AGENT. Debtor appoints Agent its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Agent’s officers and employees, or any of them: (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to give notice to account debtors or others of Agent’s rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension and modification agreements with respect thereto; (c) to release persons liable on Collateral or Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Agent’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor; (h) to take cash; instruments for the payment of money and other property to which Agent is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Agent or any Secured Creditor toward repayment of the Obligations in the manner specified by the Loan Agreement or, where appropriate and if approved by Majority Lenders, replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to enter onto Debtor’s premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Obligations; (o) to preserve or release the interest evidenced by chattel paper to which Agent is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Agent as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder. Agent shall exercise its rights as attorney in fact under this Agreement only upon the occurrence and continuation of an Event of Default (as that term is defined in the Loan Agreement).

8. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, when due, all insurance premiums, taxes, charges, liens and assessments (collectively, the “Assessments”) against the Collateral and Proceeds, and upon the failure of Debtor to do so, Agent or any Secured Creditor at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Agent or any Secured Creditor shall be obligations of Debtor to Agent or such Secured Creditor, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of Section 15 of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement. Notwithstanding the foregoing, any Assessments that are payable in installments may be paid in installments as long as each installment is paid by its due date. Further, Debtor may withhold payment and diligently contest, in good faith and by appropriate proceedings, the amount or validity of any Assessments as long as Debtor provides Agent and each Secured Creditor with prior written notice of the contest in cases where the amount in controversy exceeds $1,000,000 and if Agent or any Secured Creditor so requests, provides a bond or other security acceptable to Agent and Lenders.

Page 6 – EXHIBIT F

OREGON STATUTORY WARNING

WARNING: UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CONTRACT OR LOAN AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU. YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPERTY COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR CONTRACT OR LOAN BALANCE. IF THE COST IS ADDED TO YOUR CONTRACT OR LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING CONTRACT OR LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

THE COVERAGE WE PURCHASE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN AND MAY NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE REQUIREMENTS IMPOSED BY APPLICABLE LAW. (Each reference to “you” and “your” shall refer to Debtor and each reference to “us” and “we” shall refer to Agent.)

9. EVENTS OF DEFAULT. Any Event of Default, as defined in the Loan Agreement, is an Event of Default under this Agreement.

10. REMEDIES. Upon an Event of Default, Agent shall have all other rights, powers, privileges and remedies granted to a Secured Creditor upon default under the Oregon Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Agent, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Agent shall be cumulative. No delay, failure or discontinuance of Agent or any Lender in exercising any right, power, privilege or remedy hereunder or under the Loan Documents shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Agent or any Secured Creditor of any default hereunder or under the Loan Documents, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. While an Event of Default exists: (a) Debtor will deliver to Agent from time to time, as requested by Agent, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Majority Lenders; (c) at Agent’s request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Agent at a reasonably convenient place designated by Agent; and (d) Agent may, without notice to Debtor, enter onto Debtor’s premises and take possession of the Collateral. With respect to any sale or other disposition by Agent of any Collateral subject to this Agreement, Debtor hereby expressly grants to Agent the right to sell such Collateral using any or all of Debtor’s trademarks, trade names, trade name rights and/or proprietary labels or marks. Debtor further agrees that Agent shall have no obligation to process or prepare any Collateral for sale or other disposition.

Page 7 – EXHIBIT F

11. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Agent may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Agent to the payment of expenses and fees incurred by or owed to Agent, reasonable attorneys’ fees, and the balance of such proceeds may be distributed by Agent toward the payment of the Obligations in such order of application as may be required by the Loan Documents. Upon the appointment of a new Agent, Agent shall transfer all of the Collateral or Proceeds and shall be fully discharged from all liability and responsibility with respect to the Collateral so transferred and all acts of the successor Agent upon and after acceptance of its appointment, and the transferee shall be vested with all rights and powers of Agent hereunder with respect to any of the foregoing so transferred.

12. STATUTE OF LIMITATIONS. Until all Obligations shall have been paid in full and all commitments by the Secured Creditors to extend credit to Debtor pursuant to the Loan Documents have been terminated, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Agent hereunder shall continue to exist and may be exercised by Agent at any time and from time to time irrespective of the fact that the Obligations or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Obligations secured hereunder.

13. MISCELLANEOUS WAIVERS. Debtor hereby waives any right to require Agent or any Secured Creditor to (a) proceed against Debtor or any other person, (b) proceed against or exhaust any security from Debtor or any other person, (c) perform any obligation of Debtor with respect to any Collateral or Proceeds, and (d) except as specifically required under other provisions of this Agreement, make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds. Debtor further waives any right to direct the application of payments or security for any Obligations of Debtor or indebtedness of customers of Debtor.

Page 8 – EXHIBIT F

14. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Agent at the address specified in the Loan Agreement, to Debtor at the address specified in the Guaranty, or to such other address as any party may designate by written notice to each other party. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

15. COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Agent immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Agent’s in-house counsel), expended or incurred by Agent in exercising any right, power, privilege or remedy conferred by this Agreement or in the enforcement thereof, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Agent or any other person) relating to Debtor or in any way affecting any of the Collateral, the Proceeds or Agent’s ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at the Default Rate specified in the Loan Agreement. Notwithstanding anything apparently to the contrary in this Section 15, if Agent demands payment of any of the costs, expenses and attorney fees described in this Section 15 in the absence of an Event of Default, then Debtor shall have 30 days from the date of such demand to make such payment and if no Event of Default has occurred during that 30 day period, Debtor may make such payment within that 30 day period without having to pay interest on such payment.

16. SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Agent and Debtor.

17. DEFINITIONS. Capitalized terms that are not defined in this Agreement and are defined in the Loan Agreement shall have the meaning given those terms in the Loan Agreement. All references herein to “include,” “includes” or “including” means include, includes or including without limitation.

18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Page 9 – EXHIBIT F

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon.

20. DEBTOR WARRANTIES. Debtor warrants that its chief executive office is located at the following address: [INSERT ADDRESS OF DEBTOR]. Debtor warrants that the Equipment and inventory (except goods in transit) is located or domiciled at the additional addresses described on Schedule 1 attached hereto and by this reference made a part hereof.

21. OREGON STATUTORY NOTICE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY ANY LENDER CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY DEBTOR’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY SUCH LENDER TO BE ENFORCEABLE.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the first date written above.

DEBTOR:	[INSERT NAME OF DEBTOR], a [INSERT TYPE OF ENTITY AND JURISDICTION OF DEBTOR]

By:
Name:
Title:

Accepted and agreed as of the first

date written above.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

Page 10 – EXHIBIT F

EXHIBIT A

TO SECURITY AGREEMENT

Excluded Assets

The following is a list of UCC or other Filings referred to in Section 1 of the Security Agreement.

[INSERT NAME OF DEBTOR]
Active UCC or other Filings (as of ):

Date	File #	Description

Page 11 – EXHIBIT F

Schedule 1

Additional Addresses for Equipment and Inventory

DEBTOR LOCATIONS – [INSERT NAME OF DEBTOR]

Page 12 – EXHIBIT F